UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                    FORM SB-2
                         POST EFFECTIVE AMENDMENT NO. 5




             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         MEDIAMAX TECHNOLOGY CORPORATION
                     (formerly known as Quiet Tiger, Inc.)
                 -----------------------------------------------
                 (Name of small business issuer in its charter)

                         Commission File No. 333-116939


       Nevada                      7372                        77-0140428
--------------------------------------------------------------------------------
(State of incorporation)     (Primary SIC number)          (IRS Employer ID No.)


     668 N. 44th Street, Suite 233, Phoenix, AZ 85008 Telephone 602-267-3800
        ----------------------------------------------------------------
          (Address and telephone number of principal executive offices)


     668 N. 44th Street, Suite 233, Phoenix, AZ 85008 Telephone 602-267-3800
        ----------------------------------------------------------------
          (Address of principal place of business or intended principal place of business)


                   Julia O'Neill; The Feinberg Law Group, LLC,
                  57 River St., Suite 204, Wellesley, MA. 02481
                             Telephone 781-283-5775
 ------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                   Copies to:

                           The Feinberg Law Group, LLC
                            Attention: Julia O'Neill
                                 57 River Street
                                   Suite #204
                              Wellesley, MA. 02481
                              Ph: (781) 781283-5775
                              Fax:(781) 781283-5776



Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



Title of each                   Proposed         Proposed
Class of                        Maximum          Maximum           Amount of
Securities to   Amount to be    Offering Price   Aggregate         Registration
be Registered   Registered      per Share (1)    Offering price    Fee (2)

--------------------------------------------------------------------------------
Common Stock    96,290,414       $.125           $12,036,301       $1,524.99
--------------------------------------------------------------------------------

     (1) These 96,290,414 shares are to be offered by the selling stockholders. The registration fee for these shares is based on the average of a bid price of $0.115 and an ask price of $0.13 on June 23, 2004 on the OTC Bulletin Board. Reg. 230.457(c).


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


                                   PROSPECTUS

                        96,290,414 Shares of Common Stock

MEDIAMAX TECHNOLOGY CORPORATION


This is an offering of 96,290,414 shares of common stock by two selling stockholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

The two selling stockholders will offer the 96,290,414 shares from time to time in the over-the-counter market through brokers at fluctuating market prices subject to limitations on affiliates pertaining to the sale of securities.

This investment involves a high degree of risk. See "Risk Factors," in part I of this prospectus. Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

                            -------------------------


               Our Common Stock trades on the OTC Bulletin Board.
                          Its trading symbol is "MMXT".


                            -------------------------

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.


The date of this prospectus is November 4 ,2005


This prospectus contains certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions. Although we believe the understandings and assumptions on which the forward-looking statements in this prospectus are based are reasonable, our actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements, including those discussed under the caption "Risk Factors."

                          MediaMax Technology Corporation
                          668 N. 44th Street, Suite 233
                             Phoenix, Arizona 85008
                             Telephone 602-267-3800


                                November 4, 2005


TABLE OF CONTENTS


PART I - Summary Information and Risk Factors
 Forward-Looking Statements....................................................4
 Prospectus Summary............................................................6
 The Offering..................................................................9
 Summary of Financial Information..............................................9
 Risk Factors.................................................................10
 Use of Proceeds..............................................................15
 Determination of Offering Price..............................................15
 Dilution.....................................................................16
 Selling Security Holders.....................................................16
 Plan of Distribution.........................................................17
 Legal Proceedings............................................................20
 Directors, Executive Officers, Promoters and Control Persons.................20
 Security Ownership of Certain Beneficial Owners and Management...............22
 Description of Securities....................................................24
 Interests of Named Experts and Counsel.......................................25
 Description of Business......................................................26
 Management's Discussion and Analysis or Plan of Operation....................37
 Description of Property......................................................43
 Certain Relationships and Related Transactions...............................43
 Market for Common Equity and Related Shareholder Matters.....................45
 Dividend Policy..............................................................47
 Executive Compensation.......................................................48
 Shares Eligible for Future Sale..............................................53
 Legal Matters................................................................55
 Experts......................................................................55
 Transfer Agent...............................................................55
 Changes in and Disagreements with Accountants
  on Accounting and Financial Disclosures.................................... 55

 Financial  Statements........................................................56


PART II - Information Not Required in Prospectus ............................ 95
   Indemnification of Directors and Officers ................................ 95
   Other Expenses of Issuance and Distribution .............................. 95
   Recent Sales of Unregistered Securities .................................. 95
   Exhibits ................................................................. 95
   Undertakings ............................................................. 99

PART I - SUMMARY INFORMATION AND RISK FACTORS


PROSPECTUS SUMMARY

Industry Background

On February 18, 2005 we filed a Schedule 14C Information Statement announcing that a majority of our stockholders approved our changing the name of Quiet Tiger Inc. to MediaMax Technology Corporation. On March 23, 2005 our Articles of Incorporation were amended with the state of Nevada to state our new name.

MediaMax Technology Corporation, a Nevada corporation is in the business of providing copy control technology to the music and entertainment industry. This industry is generally unpopular with consumers because of their ability to make inexpensive unauthorized copies of entertainment software. The proliferation of illicit copying has resulted in perhaps billions of dollars of lost revenues for industry-wide content owners. The latest data available from the MPAA estimates that the U.S. motion picture industry lost in excess of $3.5 billion in 2003 due to packaged media piracy. Music industry unit ("CD") sales have been falling approximately 10% year-over-year for the past four years, according to the International Federation of Phonographic Industries ("IFPI"). In addition, the International Intellectual Property Alliance ("IIPA") estimated that copyright piracy, not including Internet piracy, around the world inflicts $20-$22 billion in annual losses to the U.S. copyright industries. As technology has become more advanced and efficient, illegal copying activity has increased because of its ease and simplicity.

The music industry is evaluating strategies to stop the recurring sales declines, including CD copy protection and digital rights management technologies that would prevent the copying of music CDs to a PC or CD-R device, or downloading from peer-to-peer networks. The dilemma for the music industry has been to determine if the protection on the CD should override its playability. Since 2000, many developers, including SunnComm International Inc., ("SunnComm"), believed that protection was more important than playability. Through trial and error, developers of copy control technologies have determined that guaranteed playability can only happen when the copy control technology is compliant with the CD Redbook Standard. This Standard is what all playback devices, i.e., CD players, DVD players and computers, conform to in order to play back CD's.


On June 11, 2005, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with SunnComm International, Inc. ("SunnComm"). The Agreement provides for us to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005. We have an exclusive marketing agreement with SunnComm to market any products which SunnComm owns, develops or otherwise has the right to license, from which we derive 40% of all gross revenues generated from those products. SunnComm currently owns approximately 63,000,000 shares of our common stock, representing approximately 34% of all of our outstanding common stock. On September 21,2005 we executed a Second Amendment to the Exclusive Marketing Agreement whereby we would receive all of the royalties from licensed agreements until all penalties from a SunnComm default under the Merger Agreement were paid for. We would then receive 50% of all gross revenues from licensed products.

On November 2, 2005, we entered into an Employment Agreement with Kevin Clement, an executive at Sony BMG Music Entertainment, to join our company as Chief Executive Officer and President and as a member of our Board of Directors as of November 21, 2005. In connection with our hiring Mr. Clement, William H.

Whitmore, Jr., our present Chief Executive Officer and President, will resign his position and become an Executive Vice President of MediaMax on November 21, 2005. Mr. Whitmore will remain as a member of the board of directors of the company. In addition, as part of this change in our management, we have agreed with SunnComm to amend the Merger Agreement to provide that, in connection with the approval of the Merger, our Board of Directors will recommend that stockholders elect to the Board of Directors of the post-Merger company a slate of six directors, including Mr. Clement, two designees of Granite Associates, Inc., an investment firm that has helped to arrange interim financings of our company, and three designees of SunnComm.




Principal Products or Services and their Markets

We have an Exclusive Distribution Agreement with SunnComm to distribute, market, advertise, and sublicense the SunnComm Products throughout the world. The SunnComm Product that we will begin marketing is a content protection control technology called Media Max M4. The market for Media Max are all major and independent record companies along with their artists which may be concerned over lost revenues to illegal copying. Management believes that approximately 2 billion music CD's are sold annually worldwide. SunnComm currently has an agreement with a major record label and manufacturer to provide the Media Max M4 product upon their demand.

SunnComm contracted with us for its marketing service because it believed it would be cost efficient for marketing experts to devote their full-time efforts in selling their product and informing SunnComm of what the users are demanding. This would also enable SunnComm to be focused on continuing their research and development of future products and upgrades for the marketplace.

Media Max M4 provides cross-platform playability, security and an enhanced visual and listening experience for PC and Mac users. The technology is based on a two session CD wherein the first session is made up of CD-A files and the second session is made of up of compressed WMA files embedded into a versatile multimedia user interface. This technology combines proprietary software components which are installed on the computer along with special markings stored on the CD.

The License Management Technology, "LMT", provides a security platform that is able to monitor and control activity on all CD/DVD drives or burners when it determines that content protection could be compromised. The software is designed to be completely invisible to users, programs and system components. CDs created with the LMT are 100% compatible with standard audio CDs; therefore, playability on any regular CD or DVD device is guaranteed.

In order to identify a Licensee Copy Controlled Disc, the LMT Software will look at certain markers on the disc concerned. Each marker contains multiple values. Values are based on the contents of the disc concerned but encoded using a secret algorithm. Only if the proper values are found, is the disc considered SunnComm protected. To prevent detection issues in the event the disc concerned is scratched, several different markers are stored on different locations of the disc. The disc will be identified if at least one marker has all the proper values. To prevent circumventing the protection using a "magic-marker" on the second session and other issues, all markers are stored very close to (but not part of) the protected audio contents. A user's attempt to mask the markers will most certainly be a difficult task and may cause the user to mask a part of the audio with it. Whether the markers will be copied or not depends on the ripper program and copy mode used. However, since the audio on the copy will already be scrambled, the presence and detection of the markers are not really important.

When the disc is inserted, the auto launch feature will activate the MediaMax M4 program on the second session, which feature is called launchcd.exe. Depending on the DRM license implementation, this program is either activated directly or through another program called autorun.exe. Launched first determines if the LMT

Software controls are installed on the computer. If not, or if the disc concerned contains a newer version, it will copy the controls from the disc concerned and will install same. The LMT Software controls consist of two dynamic link libraries. The controls are used by the MediaMax M4 application (which is browser based).

Whenever the LMT Software controls are activated, (i.e. when the second session software is executed), the LMT Software controls will first determine if the content protection device driver is installed on the system. If not, it will extract it from the main LMT Software into a separate file and install it as a standard Windows device driver.

The driver first locates all CDROM devices installed on the computer. Then it will poll each device once per second to determine if a new disc has been inserted. If so, it will read various elements of the disc to determine if it is a MediaMax M4 disc. It is important to note that the driver is completely idle (without any chance to affect the computer), unless an actual MediaMax M4 disc has been detected. Once detected, the driver will insert itself into the communication stream for that drive to prevent any non-authorized activities. While allowing the computer to access the second session without any limitations, the driver will interfere when applications try to access the first session.

When the driver detects that the MediaMax M4 disc is ejected, it will remove itself from the communication stream for that drive and switch back to the polling mode. Several enhancements are currently under development to make it very difficult to locate and/or remove the device drivers.

An additional feature called MusicMail allows the owner of an originally purchased MediaMax protected CD to share music with friends without violating any copyright laws. The owner can invite friends to download songs by using

MusicMail to create and send email messages. The friends can then download the songs by clicking on the links included in the message. The embedded DRM technology will allow the friends to play the song for a limited amount of days or plays.

The customer base for copy protection technology is comprised of the five major music labels (i.e., Sony-BMG, EMI, Universal and Warner) and numerous independent labels which sell approximately 2 billion CD's annually. A market also exists for copy protecting music at music studios where music is originally recorded and pre-release CD's which are promotional copies sent to music stations and promoters.

We believe that today's market prefers playability over protection which its MediaMax M4 technology provides because it is compliant with the CD Redbook Standard.

THE OFFERING

The shares being offered for resale under this prospectus consist entirely of outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us:   None

Use of proceeds: We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Selling stockholders will sell at prevailing market prices as quoted on the Over the Counter Bulletin Board, or privately negotiated prices.

Price per share offered $.125* Common stock offered by selling stockholders 96,290,414 shares Common stock outstanding prior to this offering 173,460,992 shares Common stock to be outstanding after the offering 173,460,992 shares


On September 21, 2005 we had 183,794,325 common shares outstanding. However, as described in "Plan of Distribution", SunnComm is planning to sell up to 56 million of the shares subject to this Prospectus as part of one or two Unit offerings to accredited investors that would also involve the private placement of warrants to purchase unregistered MediaMax shares. These separate unit offerings are described as Offerings I and II of SunnComm under "Plan of Distribution" below. In the event the maximum aggregate number of units in Offerings I and II of SunnComm described in "Plan of Distribution" are sold, and if all 28 million Class A and 28 million Class B Warrants issued in those offerings were exercised, along with the approximate 3,378,919 warrants issued to Granite Associates, Inc., a registered broker-dealer, in connection with those offerings, MediaMax would have approximately 243,173,244 shares of common stock outstanding. In addition to other commitments, MediaMax has agreed to issue 14,450,000 common shares and grant options to purchase an additional 41,700,000 MediaMax shares in connection with the employment and transition agreements with Kevin Clement and Peter Jacobs, resulting in an increase in the number of MediaMax shares that would be outstanding on a fully-diluted basis to 323,047,000.


* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

                             For the six months ended     For the year ended
Income Statement                 June 30, 2005             December 31, 2004
                                    Unaudited
                                 ------------------  --------------------------

Revenues                           $    99,438              $   105,972
Net Loss                           $  (805,424)             $(1,540,741)
Net Loss per Share                 $      (.00)             $      (.01)


Balance Sheet

Total Assets                       $ 1,972,860              $ 2,357,061
Total Liabilities                  $   615,273              $   229,550
Stockholders' Equity (Deficit)     $ 1,357,587              $ 2,127,511


RISK FACTORS

The following principal factors make the offering described herein speculative and one of high risk.

We have a limited history of operations.

Our operations are subject to the risks and competition inherent in the establishment of a relatively new business enterprise in a highly competitive field of technology transfer. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including market acceptance of its products and technologies, market awareness, its ability to promptly and accurately recognize a marketable technology or invention, dependability of an advertising and recruiting network, and general economic conditions. There is no assurance that we will achieve our expansion goals and the failure to achieve such goals would have an adverse impact on us.

Continuing operating losses will result in financing requirements.


We will need to raise additional capital through the placement of our securities or from debt or equity financing. If we are not able to raise such financing or obtain alternative sources of funding, management will be required to curtail operations. There is no assurance that we will be able to continue to operate if additional sales of our securities cannot be generated or other sources of financing located.

Future events, including the problems, delays, expenses and difficulties frequently encountered by startup companies may lead to cost increases that could make our source of funds insufficient to fund our proposed operations. We may seek additional sources of capital, including an additional offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of equity to debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available, from any source, or that it will be available on terms acceptable to us, or that any future offering of securities will be successful. We could suffer adverse consequences if we are unable to obtain additional capital when needed.

Our Plan of Operation may be unsuccessful.

The success of our business in marketing copy protection technology is dependent on the Marketability of copy protection products from SunnComm or the acquisition of additional technologies to enhance marketability. In the event that record labels determined that the benefits of our copy protection technology do not justify the cost of licensing the technology, it may become difficult for us to raise capital to pay our overhead.

Our future acquisition strategy may be unsuccessful.

We expect to continue to rely on acquisitions, joint ventures or licensing agreements as a primary component of our growth strategy. We regularly engage in evaluations of potential target candidates, including evaluations relating to acquisitions that may be material in size and/or scope. There is no assurance that we will continue to be able to identify potentially successful companies that provide suitable acquisition opportunities or that we will be able to acquire any such companies on favorable terms. Also, acquisitions involve a number of special risks including the diversion of management's attention, assimilation of the personnel and operations of the acquired companies, and possible loss of key employees. There is no assurance that the acquired companies will be able to successfully integrate into our existing infrastructure or to operate profitably. There is also no assurance given as to our ability to obtain adequate funding to complete any contemplated acquisition or that any such acquisition will succeed in enhancing our business and will not ultimately have an adverse effect on our business and operations.


We may be unable to finance future contemplated acquisitions.


In transactions in which we agree to make an acquisition for cash, we will have to locate financing from third-party sources such as banks or other lending sources or we will have to raise cash through the sale of our securities. There is no assurance that such funding will be available to us when required to close a transaction or if available on terms acceptable to us.


We have had and may have more significant transactions with SunnComm International Inc. and its wholly owned subsidiary Project 1000, Inc., which are affiliated with us and which collectively own approximately 34% of our voting stock as of September 21,2005.

On May 3,2002 we acquired a "Digital Content Cloaking Technology(TM)" known as MediaCloQ from SunnComm in exchange for 23,837,710 of our restricted common shares.

On March 4,2004, our Exclusive Marketing Agreement for SunnComm's optical media enhancement and control technologies became effective by the issuance of 64,000,000 shares of our common stock. We also satisfied a $304,581 debt to SunnComm by issuing an additional 10,152,704 of our common shares.

On June 11,2005, we entered into a Merger Agreement with SunnComm. The Agreement provides for us to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005. We currently generate revenue from our original Exclusive Marketing Agreement ("Exclusive Marketing Agreement") signed on February 2,2004 with SunnComm to market any products which SunnComm owns, develops or otherwise has the right to license, from which we derive 40% of all gross revenues generated from those products.

Because of our proposed merger with SunnComm, there can be no assurance that negotiations between the two companies concerning the pricing of or concerning other matters will, or can be, conducted in an arm's-length manner or that the result of such negotiations will be as advantageous to us as they could have been but for the affiliated relationship with SunnComm.


We are dependent on our management team.


Our success depends largely on the skills of certain key management, in particular our new Chief Executive Officer and President, Kevin Clement. Mr. Clement has yet to assume his position with the company and there can be no assurance that he will successfully transition into his role with MediaMax. We do not have employment agreements with our other executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees could seriously harm our business. We may not be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.


Failure to attract, train and retain skilled managers and other personnel could increase costs or limit growth.

A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, financial condition and results of operations. Our business growth is dependent upon our ability to attract and retain qualified research personnel, administrators and corporate management. There is no assurance that we will be able to employ a sufficient number of qualified trained personnel in order to achieve our growth objectives.

Successful marketing will require customer support.

Ongoing future success will depend on our ability to provide adequate software support and maintenance services to our customers or to contract for such services. As we market new applications or upgrades to run on new platforms, it is important that our business is not disrupted as a result of inadequate support from SunnComm.

Potential Domestic and Foreign Government Restrictions could affect our sales revenue.

Federal and state law makers are continually discussing passing laws that may restrict the use of the internet. Such laws, if passed, could impact our business and intellectual property rights. In addition, consumer rights advocates are challenging the Digital Millennium Copyright Act of 1998.

In the event orders are obtained for copy protection outside of the United States of America, foreign governments may impose restrictions on importation of programming, technology or components from the U.S.A. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent, as do the laws of the U.S.A., which may increase the risk of unauthorized use of our technology.

Economic Losses may result from future litigation.


Litigation may be necessary in the future. Although we are an exclusive sales agent for SunnComm, we may incur legal costs or economically suffer if SunnComm's patents, trademarks or copyrights are challenged, invalidated or circumvented. Others may develop technologies that are similar or superior to the SunnComm's technologies or design around its patents and patents pending. Effective intellectual property protection may be unavailable or limited in some foreign countries.

Our competitors or future competitors may offer more cost-effective products.

A number of competitors and potential competitors may be developing similar and related music copy protection systems. SunnComm's technology may not achieve or sustain market acceptance, or may not meet, or continue to meet, the demands of the music industry. It is possible that there could be significant consumer resistance to audio copy protection, as consumers may feel that they are entitled to copy audio CDs. It is not clear what the reaction of the major music labels would be to any consumer resistance. If the market for music CD copy protection fails to develop, or develops more slowly than expected, or the products being marketed do not achieve or sustain market acceptance or if there is consumer resistance to the technology, the business would be harmed. If we can't compete successfully against competitive technologies that may be developed in the future the business will be harmed. Generally, it requires a substantial time and resource effort to bring and be able to both recognize a commercially successful technology or invention at an early stage and conduct a successful marketing campaign to sell this technology or invention. There is no assurance that all or any of SunnComm's product development efforts will result in commercially viable final products.

The products being marketed by us may become obsolete.

Patent review is usually a lengthy, tedious and expensive process that may take months or, perhaps, several years to complete. With the current rate of technology development and its proliferation throughout the world, SunnComm's inventions may become commercially obsolete.

The future issuance of our common shares may dilute our investors share value.

Our Certificate of Incorporation authorizes the issuance of 350,000,000 shares of common stock and 50,000,000 shares of preferred stock. The future issuance of all or part of the remaining authorized common or preferred stock may result in substantial dilution in the percentage of our common stock held by our existing stockholders. Moreover, any common stock issued in the future may be valued on an arbitrary basis by us. The issuance of our shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by investors, and might have an adverse effect on any trading market for our common stock.

Penny stock regulations may affect our trading volume and share price.

There is no way to predict a price range within which our common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, our common stock, initially at least, would be subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

1. sells for less than $5 a share, and

2. is not listed on an exchange or authorized for quotation on the NASDAQ Stock Market, and

3. is not a stock of a "substantial issuer." We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not currently have.

There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.


The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the Customer with a written statement setting forth the basis for this suitability Determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

     1.   transactions not recommended by the broker-dealer,

     2.   sales to institutional accredited investors,

     3. sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

     4. transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another  Commission  rule  - the  Penny  Stock  Disclosure  Rule  -  requires  a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock. Our shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

All proceeds from the sale of the 96,290,414 shares of common stock offered herein will go to the selling security holders for their own use after the payment of any brokerage commissions or selling expenses.

On October 21, 2004, SunnComm International, Inc. distributed a total of 23,879,893 MediaMax Technology Corporation common shares under this Prospectus to its shareholders of record at September 30, 2004. All shareholders of SunnComm International, Inc. that received MediaMax Technology Corporation common shares were listed at Exhibit 99.1 to MediaMax Technology Corporation's Post-Effective Amendment Number 1 filed on December 20, 2004. SunnComm does not intend to make any further distributions of MediaMax Technology Corporation shares to its shareholders.


During the first quarter of 2005, SunnComm sold 1,500,000 common shares to an accredited investor under this Prospectus for cash of $75,000. During the second quarter SunnComm sold 8,000,000 common shares to three accredited investors under this Prospectus for cash of $400,000. During the third quarter through the date of this Prospectus, SunnComm sold 600,000 common shares to an accredited investor for consideration of $30,000.

SunnComm currently holds 62,310,521 common shares under this prospectus from which it has reserved 5,600,000 of those shares to serve as collateral for its obligation to BTEK Software Inc. which is currently $240,000.


DETERMINATION OF OFFERING PRICE


The determination of the price of the shares in this offering was solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of our actual value. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities. Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices.


DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.


THE SELLING SECURITY HOLDERS


There are two selling stockholders of the 96,290,414 shares of common stock offered hereby who are also affiliates of MediaMax Technology Corporation.

The following table sets forth the names of the selling stockholders and for each selling shareholder the number of shares of common stock beneficially owned as of June 24, 2004, and the number of shares being registered. The selling stockholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned or resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.


The following table provides as of June 24, 2004, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:


     1.   The number of shares owned by each prior to this offering;

     2.   The total number of shares that are to be offered for each;

     3. The total number of shares that will be owned by each upon completion of the offering;

     4.   The percentage owned by each; and

     5. The identity of the beneficial holder of any entity that owns the shares.


To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling stockholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 173,460,992 shares outstanding on June 24, 2004.


The table does not take into account shares which would be outstanding if the maximum aggregate number of units in Offerings I and II of SunnComm described in "Plan of Distribution" are sold, and if all Class A and Class B Warrants issued in those offerings, and all warrants issued to a broker-dealer in connection with those offerings, are exercised. Nor does it take into account shares that MediaMax has agreed to issue to, or that may be issued upon exercise of options granted to, Mr. Clement or Mr. Jacobs. See "Prospectus Summary - The Offering"



Selling       Beneficial    Shares of       Shares of         Shares of      Percent of     Percent of
Stockholders  Owners        Common Stock    Common Stock to   Common Stock   Common Stock   Common Stock
                            Owned Prior to   be Offered for   Owned After    Owned Before   Owned After
                            Offering         Sale             the Offering   the Offering   the Offering
---------------------------------------------------------------------------------------------------------
See (1)         (1)        74,152,704        74,152,704        74,152,704        43.74%         42.74%
See (2)         (1)        22,137,710        22,137,710        22,137,710        12.76%         12.76%

(1) SunnComm International Inc.
(2) Project 1000, Inc., a wholly owned subsidiary of SunnComm International Inc.


SunnComm and Project 1000 currently hold 62,310,521 common shares of the Registrant which are registered under this Prospectus as of the date of this filing. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

PLAN OF DISTRIBUTION

The 96,290,414 shares being offered by the selling stockholders may be sold or distributed from time-to-time by the selling stockholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals.


On October 21, 2004, SunnComm distributed a total of 23,879,049 of our common shares under this Prospectus to its shareholders of record at September 30, 2004. All shareholders of SunnComm that received our common shares were listed at Exhibit 99.1 to MediaMax Technology Corporation's Post-Effective Amendment Number 1 filed on December 20, 2004. SunnComm has agreed with us not to distribute any other shares under this Prospectus to its shareholders.

SunnComm is currently undertaking two private placements of units of securities that include re-sales of the shares being offered by this prospectus, as well as the private placement of other securities not covered by this prospectus ("Offering I" and "Offering II").

Offering I involves the offer of up to 14 million units, each of which includes two registered shares of MediaMax common stock offered under this prospectus, one Class A Warrant to purchase a restricted common share of MediaMax at an exercise price of $.05, and one Class B Warrant to purchase a restricted common share of MediaMax at an exercise price of $.10. The purchase price per unit is $.075. None of the Warrants, the shares purchasable thereunder, nor the units themselves are being offered under this prospectus. Only the registered shares of MediaMax common stock owned by SunnComm which comprise a portion of the units are being offered under this prospectus.

Offering II involves the offer of up to 14 million units, each of which includes two registered shares of MediaMax common stock offered under this prospectus, one restricted share of SunnComm common stock, one Class A Warrant to purchase a restricted common share of MediaMax at an exercise price of $.05, and one Class B Warrant to purchase a restricted common share of MediaMax at an exercise price of $.10. The purchase price per unit is $.105. None of the Warrants, the shares purchasable there under, the SunnComm restricted common stock, nor the units themselves are being offered under this prospectus. Only the registered shares of MediaMax common stock owned by SunnComm which comprise a portion of the units are being offered under this prospectus.

SunnComm will determine the number of units to be sold in each of Offering I and II, subject to limitations imposed by the number of shares of MediaMax common stock available under this prospectus.


In connection with Offerings I and II, SunnComm and MediaMax have entered into a Consulting Agreement with Granite Associates, Inc., a registered broker-dealer. The Consulting Agreement provides that if Granite introduces SunnComm to any provider of an equity financing (the "Equity Financing") and SunnComm closes a transaction with such provider, SunnComm shall pay Granite at closing a fee in cash of an amount equal to five percent (5%) of the total gross cash proceeds of the Equity Financing, including debt financing convertible into equity, and MediaMax shall issue to Granite warrants to purchase such number of shares of MediaMax common stock as shall have a fair market value (as mutually agreed by SunnComm and Granite) equal to five percent (5%) of the total gross cash proceeds of the Equity Financing. The warrants will be exercisable at a premium of 20% over the lowest price paid for shares of MediaMax common stock by investors in the Equity Financing and will be exercisable, in whole or in part, during the two (2) year period commencing on the issuance date of such warrants. On November 2, 2005, SunnComm and MediaMax entered into an amendment to this Consulting Agreement in which SunnComm agreed that it will not, directly or indirectly, solicit, entertain proposals from, hold discussions or negotiations with, provide information to, or otherwise cooperate in any way with, any person or entity other than the Granite concerning any financing of SunnComm (whether debt or equity) until December 15,2005.


In preliminary discussions, prospective investors for both offerings requested that warrants to purchase MediaMax common stock be included in the Units. In order to induce MediaMax to provide warrants for Granite and Offerings I and II, SunnComm agreed to enter into a Second Amended and Restated Marketing Agreement and a Waiver Letter. See "Description of Business".


Further sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

     --   ordinary brokerage transactions, including long or short sales,

     -- transactions involving cross or block trades, or otherwise on the OTC Bulletin Board,

     -- purchases by brokers, dealers, or underwriters as principals and subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

     -- sales "at the market" to, or through, market makers or into an existing market for the shares,

     -- sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     -- transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or

     -- transactions involving any combination of the foregoing or any other legally available means.


In addition, a selling shareholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also enter into option or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling stockholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $24,600.

We have informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

We have been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

See USE OF PROCEEDS in this Prospectus for a description of all shares sold by the selling shareholders through the date of this Prospectus.


LEGAL PROCEEDINGS

Neither MediaMax Technology Corporation nor any of its property is the subject of any pending or threatened judicial proceedings.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the MediaMax Technology Corporation, the principal offices and positions with MediaMax Technology Corporation held by each person and the date such person became a director or executive officer of the MediaMax Technology Corporation. Each serves until the next annual meeting of stockholders.

Names of Executive                                 Date of        Date of
Officers and Directors   Age  Position             Appointment    Resignation
------------------------ ---- -------------------- ------------   -----------


William H. Whitmore, Jr.  45  CEO & Director       May 3, 2002    April 10, 2003
                                                  Jan. 16, 2004         N/A

Albert A. Golusin (1)     51  Secretary,Treasurer, January 5, 2001       N/A
                                and Director

Scott S. Stoegbauer       51  Vice President       March 3, 2004         N/A

Wade P. Carrigan (1),(2)  49  Director             May 3, 2002           N/A


(1) Member of Audit Committee at December 31, 2004
(2) Mr. Carrigan became the C.E.O. on April 10, 2003 and resigned as C.E.O on January 16, 2004.


Kevin M. Clement, 42, was engaged by the board of directors on November 2,2005 to start on November 21,2005. Mr. Clement will be leaving BMG Music as a senior director of new technology to join us. Since joining BMG Music in 2000, Clement helped pioneer their digital music distribution business, CD copy management initiatives and the strategy in the area of new formats. During 2003, Kevin led BMG's initial launch of copy managed CD's in the US market. As an information technology executive with more than 18 years of experience, Clement co-founded e-commerce Web site YesterDay OnLine,Inc, in 1999 and ,prior to that, served as

Director, Information Technology at Autonation, Inc., the automotive retail and e-commerce division for the $18 billion Republic Industries Group. From 1991 to 1997 he was a Group Manger at Pepsi-Cola International, having begun his career at Deloitte & Touche as a Consultant. Mr. Clement will serve as the Chief Executive Officer and President of the company and will serve on its Board of Directors, in each case effective as of November 21, 2005.

William H. Whitmore, Jr., has held the position of President and Chief Executive Officer of MediaMax Technology Corporation since May 3, 2002. On November 21, 2005, Mr. Whitmore will resign his position as President and Chief Executive Officer and assume the role of Executive Vice President of the Company on that date but will remain as a Director. Previously, Mr. Whitmore worked with SunnComm Technologies as the Chief Operating Officer and as a member of the board if Directors from January 2001 until he resigned to accept the position with MediaMax Technology Corporation. Prior to SunnComm he served as Executive Vice President for Ekid Network, Inc., a media content company for children from September 1999 to January 2001. While in this position, Mr. Whitmore managed all aspects of administration,, technical development and marketing for the company, which produced educational animated software that enabled children to use the Internet safely. Concurrently, he was the representative for the investment group that funded this project and numerous other business models. Mr. Whitmore managed an extensive portfolio that included restaurants, real estate and one-stop Internet ventures. Prior to joining Ekid Network, Mr. Whitmore was the Vice President of Operations for TCBG from 1997 to August 1999, a manufacturer and marketer of unique products for the children's beverage market. In his role as Vice President of Operations he worked closely with the production and marketing team managing all aspects of product development, purchasing and procurement,shipping and receiving, logistics, customer service and administration.



Albert A. Golusin has been a Certified Public Accountant since 1981. He worked with the public accounting firms of Grant Thornton & Company, C.P.A's and Kenneth Leventhal & Company, C.P.A.'s from 1979 through 1994. From 1985 to 1992, Mr. Golusin was the Controller of a public company called N-W Group, Inc. that later became Glenayre Electronics. He was responsible for managing a $40 million cash portfolio, managing the accounting department and preparing the financial statements for reporting to the Securities Commissions in the U.S.A. and Canada. From 1993 to the present, Mr. Golusin has consulted to publicly traded companies or companies preparing to become publicly traded. He received a B.S. in accounting from Brigham Young University in December 1978. He currently serves as the Chief Financial Officer and Director of SunnComm which publicly trades on the pink sheets under the symbol "SCMI."

Scott Stoegbauer became the Vice President of Sales and Marketing for us during March 2004. Prior to joining us he worked as an independent consultant designing, implementing and managing Internet/Intranet environments as well as consulting in technical marketing areas such as direct marketing, on-line advertising and on-line Internet marketing. He worked at Worldata in Boca Raton, Florida from 1990 through part of 2003. In 1994, as Vice President of Technology for the company, he developed and marketed some of the earliest and most innovative Internet and eCommerce marketing systems. He was subsequently promoted to a Senior Vice President where he helped create one of the first on-line marketing and sales organizations in the country.

Wade P. Carrigan currently is the Chief Financial Officer of Roberts Enterprises, Inc., a livestock brokerage and investment company, and has served as such since 1991. He was previously a commercial loan officer for Valley National Bank specializing in Agribusiness Finance. Currently he owns and operates Wade Co. Investments, a commodity investment company focused on feeder cattle, live cattle, oil and natural gas.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2005, certain information with respect to the beneficial ownership of the our common stock by (i) each director and officer of MediaMax Technology Corporation, (ii) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and executive officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


                                          Shares
Name of Beneficial Owner or               Beneficially
Name of Officer or Director               Owned (1)                Percent
----------------------------------------- ------------------       ------------

William H. Whitmore, Jr.                  4,106,000                2.2%
Chief Exec. Officer, Director
668 N. 44th Street, Suite 233
Phoenix, AZ. 85008

Albert Golusin                            6,720,341          (2)   3.7%
Secretary & Treasurer,Director
668 N. 44th Street, Suite 233
Phoenix, AZ. 85008

Scott Stoegbauer                          485,332            (3)   0.3%
V.P. Sales & Marketing
668 N. 44th Street, Suite 233
Phoenix, AZ. 85008

Wade P. Carrigan                          5,703,871                3.1%
Director
P.O. Box 1908 Gilbert, AZ. 85299

SunnComm International, Inc.              68,554,786         (4)   37.3%
668 N. 44th Street, Suite 248
Phoenix, AZ. 85008

JTM Investments 1,L.P.                    12,895,476               7.0%
2213 Midvale Terrace
Henderson, NV. 89704

Fairview Capital,LLC                      16,500,000         (5)   8.5%
One West St., Suite 100
New York, NY 10004

West Orange Capital,LLC                   13,689,917         (6)   7.1%
6861 Elm St., Suite 200
McLean, VA. 22101

All officers and directors                17,015,544         (7)   9.2%
as a group (4 persons)

     1. All securities are owned directly and beneficially unless otherwise noted. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of September 21, 2005 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

     2.   Includes   43,663   shares  of  common  stock   underlying   presently
          exercisable options.


     3.   Includes   416,665  shares  of  common  stock   underlying   presently
          exercisable options.

     4. Amounts shown include shares held by Project 1000, Inc. which is a wholly owned subsidiary and 6,244,265 shares personally owned or controlled by the directors of SunnComm, excluding Mr. Golusin.. SunnComm and Project 1000 currently own 62,310,521 common shares of the Registrant which are registered for sale under this Prospectus.

     5.   Includes 11,000,000 shares underlying presently exercisable options.

     6. Includes 4,000,000 shares underlying presently exercisable options and 6,189,917 shares which can be converted acquired under three convertible notes totaling $150,000 in principal and $4,748 of accrued interest.

     7.   Includes   460,328  shares  of  common  stock   underlying   presently
          exercisable options.


     Pursuant to the Employment  Agreement entered into by the company and Kevin
M. Clement, MediaMax has agreed to issue to Mr. Clement 4,450,000 shares of MediaMax common stock on or promptly following January 1, 2006. In addition, MediaMax's Board has granted Mr. Clement three stock options to purchase a total of 26,700,000 shares, 8,900,000 of which are exercisable at $.0425 per share, 8,900,000 of which are exercisable at $.055 per share, and 8,900,000 of which are exercisable at $.070 per share. These options will vest over a three-year period, with one-third of them vesting on the first anniversary of the commencement of Mr. Clement's employment with the company and the balance vesting monthly over the succeeding two years.

DESCRIPTION OF SECURITIES


We are authorized to issue 350 million shares of Common Stock,$0.001 par value and 50 million shares of Preferred Stock, $0.001 par value. At September 21, 2005, we had 183,794,325 common shares outstanding of which all were fully paid and non-assessable. Additionally, we have reserved 6,189,917 common shares for issuance under a convertible note, 15,000,000 common shares under options exercisable at $.0425 per share, 460,329 employee options exercisable at a weighted average price of $.23 per share and 900,000 common shares for warrants exercisable at a weighted average price of $.92 per share

In the event the maximum aggregate number of units in Offerings I and II of SunnComm described in "Plan of Distribution" are sold, and if all 28 million Class A and 28 million Class B Warrants issued in those offerings were exercised, along with the approximate 3,360,000 warrants to be issued to Granite Associates, Inc., a registered broker-dealer, in connection with those offerings, MediaMax would have approximately 265,704,571 shares of common stock outstanding.

On June 24, 2004, we registered 10,000,000 shares for our 2004 Employees and Consultants Stock Compensation Plan on Form S-8 Registration Statement under the Securities Act of 1933. As of September 21,2005, a total of 900,000 shares had been issued under the plan to a consultant for legal and consulting services.

Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the stockholders.

Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefore.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the corporation, our stockholders are entitled to receive pro rata all of the assets of the corporation available for distribution after distributions are made to the holders of our Preferred Stockholders.

Preemptive Rights. Our common stockholders do not have any preemptive rights to subscribe for or to purchase any of our un-issued stock, obligations or other securities. Registrar and Transfer Agent. Our registrar and transfer agent is First American Stock Transfer, 706 E. Bell Rd. # 202, Phoenix, Arizona 85022.


Preferred Stock

We are also authorized to issue 50 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

The Preferred Stock in one or more series thereof shall have such voting powers, designations, preferences, rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

Common Stock Option Plan


We have adopted our 1997 Statutory and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes us to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan relates to a total of 623,753 shares of common stock. Options relating to 460,329 shares have been issued and are outstanding and all are presently exercisable expiring October 30, 2007 or 90 days after the resignation of the officer. No options were granted in 2002 or 2003. A total of 43,663 options are exercisable at $.56 per share and the remaining 416,666 options are exercisable at $.20 per share. The outstanding options must be exercised within 10 years from the date of grant and no later than three months after termination of employment or service as a director, except that any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

The Plan requires that the exercise prices of options granted must be at least equal to the fair market value of a share of common stock on the date of grant, provided that for incentive options if an employee owns more than 10% of our outstanding common stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of our common stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

The Plan is to be administered by our Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.


We plan to increase the authorized shares under the Plan to accommodate options granted to our new Chief Executive Officer and other executives.


INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in our common or preferred stock.

DESCRIPTION OF BUSINESS

Business Development

MediaMax Technology Corporation amended its Articles of Incorporation and changed its name from Quiet Tiger, Inc. on March 23, 2005. It was previously known as Fan Energy, Inc. ("Fan") and was originally formed as an Idaho corporation in the early 1900s. A majority of our shareholders of record on January 21, 2003 voted to amend our Articles of Incorporation from Fan Energy, Inc. to Quiet Tiger, Inc. and to change the authorized common shares to 350,000,000 and the authorized preferred shares to 50,000,000 as described in an information statement filed on Form 14C with the Securities and Exchange Commission on January 22, 2003. We filed with the Secretary of State of Nevada a Certificate of Amended Articles of Incorporation on February 18, 2003. On or about February 20, 2003 our trading symbol was changed to QTIG.

Our predecessor was not successful in the exploration of mining properties. In 1988 our predecessor was merged into a newly-formed Nevada Corporation named Eastern Star, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997, the corporation was reactivated when the holder of a majority of the outstanding common stock transferred control of the inactive corporation. The transferee elected new directors and officers and caused us to effect a 10-into-1 reverse stock split. Our name was changed to Fan Energy Inc. in December 1997. On December 24, 2001, we effected another reverse stock split of one new common share for each fifteen pre-consolidated shares. On June 28, 2002, we effected a forward stock split of 9.3563 shares for 1 share.

Effective with the change in control and reactivation during 1997, our stockholders approved a plan of informal quasi reorganization. Pursuant to the plan, our accumulated deficit of $504,648, as of the date of reorganization, was eliminated and charged to additional paid-in capital as defined by Statement of Financial Accounting Standards (SFAS) No. 7 and was considered a development stage company effective January 1, 1997. During the years 1998 through 2000 we were known as Fan Energy Inc. and were engaged in the development, exploration and acquisition of oil and natural gas reserves in the western United States.

Our principal activities during 1998 through 2000 were the raising of capital through the sale of our securities, acquiring undivided minority interests in two oil and natural gas exploratory prospects in California for cash and common stock and one prospect in Wyoming, and commencing the drilling of exploratory and development wells on these properties. During 1999 through 2001 revenue from oil and gas production was received from two wells. On December 1, 2001 we agreed to sell all of our assets related to the oil and natural gas industry to an entity controlled by one of our directors. The transaction was deemed effective December 1, 2001, and included all of our undivided interests in producing natural gas wells and adjacent acreage in California and our undivided interest in oil and gas leaseholds, geophysical exploratory data and other nominal assets. Following the transaction, we had no interest in any oil or natural gas assets of any nature. The buyer assumed all of the our obligations to pay approximately $13,500 in outstanding liabilities relating to the oil and natural gas properties transferred and any future contingent liabilities including well closure, remediation and clean-up, and surrendered 236,331 restricted shares of our common stock owned of record and beneficially by the director. The deemed value of the shares received was $75,777 and we recorded a loss on the transaction of $91,415. The disinterested members of our Board of Directors, following an independent evaluation of the properties, approved the transaction unanimously. The transaction concluded our involvement in the oil and gas business segment. Furthermore, we have no intention to become involved in the oil and gas business at any future time.

On January 8, 2001, we acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of assets, we issued 12,007,252 shares of our restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of the consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per common share issued. Also on January 8, 2001, we sold 2,027,198 shares of restricted common stock to one of the sellers for $650,000, of which $600,000 was paid by a secured note. The assets acquired by us constituted plant, equipment and other physical property intended to be used in the manufacture of 3.5-inch micro floppy disks. None of the assets were previously used in such a business by the sellers.

On May 3, 2002, we acquired from Project 1000 Inc. "P1", a wholly owned subsidiary of SunnComm Technologies, Inc., "Digital Content Cloaking Technology(TM)", known as MediaCloQ or MediaMaker ("P1 Technology"), which is a set of methodologies that are designed to work together to thwart illegal copying or ripping of optical media that complies to IEC 90608 Redbook standards. Each of the methodologies used is meant to work toward defeating the various software products currently available on the market today that are used for the purpose of making illegal copies of CDs or of individual audio tracks. The Assets include, but are not limited to, P1`s proprietary property which includes all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant P1 Documentation, Intellectual Property Rights and other proprietary rights therein, and Derivatives thereof that are required and/or relevant to the development of current and future versions. We issued 23,837,710 restricted common shares to P1 for the P1 Technology resulting in a change of control of the registrant. The P1 Technology was recorded by us at P1's cost.

At December 31, 2003, we impaired all of its MediaCloQ technology for $674,629 because we determined that it could not be sold due to its inability to work on all DVD players. We also impaired our floppy disk burnishing equipment $900,000; thus reducing its value to $100,000 which we believed was the market value of the equipment at December 31, 2003. On December 31, 2004 we completely impaired the floppy disk burnishing equipment.

On March 4, 2004 the written consent, of a majority of our disinterested outstanding common shares of record at February 4, 2004, became effective to approve the issuance of 10,152,704 restricted common shares at a fair value of $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses previously charged to us and to approve the issuance of 64,000,000 restricted common shares at a fair value of $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades.

On March 18, 2005, we reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. We plan to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. We intend to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by us at that time.


On June 11, 2005, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with SunnComm International, Inc. ("SunnComm"). The Merger Agreement provides for us to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005. We have an exclusive marketing agreement with SunnComm to market any products which SunnComm owns, develops or otherwise has the right to license, from which we derive 40% of all gross revenues generated from those products. SunnComm currently owns approximately 63,000,000 shares of our common stock, representing approximately 34% of all of our outstanding common stock.

The Merger Agreement provides for the issuance of our common shares in exchange for all of the outstanding common shares of SunnComm on a one-for-one basis. The consummation of the merger is subject to the issuance of a fairness opinion from an independent valuation expert. Additional conditions to the consummation of the merger include, but are not limited to, audited financial statements , the registration with the SEC of our shares to be issued in the transaction and shareholder approval of the merger by a majority of the shareholders of both companies. It also provides for an amendment to the existing exclusive marketing agreement with SunnComm whereby any defaults on our part are waived by SunnComm at least through June 30,2006, and the earliest that SunnComm can exercise any right of termination due to any default by us is June 30, 2006.

On November 2, 2005, MediaMax and SunnComm amended the Merger Agreement to provide that, in connection with the approval of the Merger, our Board of Directors will recommend that stockholders elect to the Board of Directors of the post-Merger company a slate of six directors, including Mr. Clement, two designees of Granite Associates, Inc., an investment firm that has helped to arrange interim financings of our company, and three designees of SunnComm. The Merger Agreement was also amended to provide for Mr. Clement to serve as the Chief Executive Officer and President of the merged entity and for Mr. Jacobs to serve as the non-executive Chairman of the Board of Directors of the merged company.


b. BUSINESS OF MEDIAMAX TECHNOLOGY CORPORATION

Industry Background

We are in the business of providing copy control technology to the entertainment industry. This business has been unpopular with consumers because of their current ability to make inexpensive unauthorized copies of entertainment music, video and software. Industry surveys of the recent utilization of our products in the marketplace indicates the process is becoming more acceptable due to the increased functionality available with this platform. The proliferation of illicit copying has resulted in perhaps billions of dollars of lost revenues for content owners industry-wide. Data available from the Motion Picture Association of America estimates that the U.S. motion picture industry lost in excess of $3.5 billion in 2003 due to packaged media piracy. One out of every three music

CDs  purchased  during 2003 was a pirated  product,  according to  International
Federation       of       the       Phonographic        Industry        ("IFPI")
(http://www.ifpi.org/site-content/library /piracy2004.pdf). This is a huge number considering that there were more than 2.4 billion audio CDs sold worldwide in 2003, according to the IFPI (http://www.ifpi.org/site-content /statistics/worldsales.html). Meanwhile, recordable CDs outsold prerecorded music CDs by more than 2 to 1. Huge song-swapping services that trade in pirated music and videos such as KaZaa have reported as many as 218 million users. In addition, the International Intellectual Property Alliance estimated that copyright piracy, not including Internet piracy, around the world inflicts $20-$22 billion in annual losses to the U.S. copyright industries. As technology has become more advanced and efficient, illegal copying activity has increased because of its ease and simplicity.

The music industry is evaluating strategies to stop the recurring annual declining sales, including CD copy protection and digital rights management technologies that prevent or control the copying of music CDs to a PC or CD-R device, or downloading from peer-to-peer networks. The dilemma for the music industry has been to determine if the protection on the CD should override its universal playability. Since 2000, many developers, including SunnComm, believed that protection was more important than playability. Through trial and error, developers of copy control technologies have determined that guaranteed playability can only happen when the copy control technology is compliant with the CD Redbook Standard. This Standard is what all CD playback devices conform to in order to playback CD's reliably.


Principal Products or Services and their Markets

The primary markets for MediaMax are all major and independent record companies along with their artists, who may be concerned over lost revenues to illegal copying. Other markets include CD manufacturers, CD duplicators and music mastering studios. Record industry estimates that over 2.4 billion music CD's are sold annually worldwide.

We have an Exclusive Distribution Agreement with SunnComm to distribute, market, advertise, and sublicense all of the SunnComm products throughout the world. The SunnComm product that we are currently marketing is a content protection control technology called MediaMax. SunnComm currently has an agreement with several major record labels and CD manufacturers to provide the MediaMax product upon their demand from which we will receive at least 40% of the gross licensing revenues.

SunnComm contracted with us for its marketing service because it believed it would be cost efficient for marketing experts to devote their full-time efforts in selling their product and informing SunnComm of what the users are demanding. This also enables SunnComm to be focused on continuing their research and development of future products and upgrades for the marketplace.

Our record label customers and us believe that the use of MediaMax can help stem the casual and illegal copying of recorded CD music. MediaMax provides cross-platform playability, security and an enhanced visual and listening experience for PC and Mac users. The technology is based on a two session CD wherein the first session is made up of CD-A Redbook audio files and the second session supports a versatile multimedia user interface and the mechanism for installing the software. This technology combines proprietary software components, which are installed on the computer along with special markings stored on the CD.

The MediaMax License Management Technology, "LMT", provides a security platform that is able to monitor and control activity on all CD/DVD drives or burners when it determines that content protection could be compromised. The software is designed to be completely invisible to users, programs and system components. CDs created with the LMT are 100% compatible with standard audio CDs; therefore, playability on any regular CD or DVD device is assured.

In order to identify a Licensee Copy Controlled Disc, the LMT Software identifies certain markers on the disc concerned. Each marker contains multiple values. Values are based on the contents of the disc concerned and encoded using a proprietary algorithm. Only if the proper values are found, is the disc considered SunnComm protected. To prevent detection issues in the event the disc concerned is scratched, several different markers are stored on different locations of the disc. The disc will be identified if at least one marker has all the proper values. To prevent circumventing the protection using publicized hacks such as a "magic-marker" on the second session and other similar workarounds, all markers are stored very close to, but not part of, the protected audio contents. A user's attempt to mask the markers will most certainly be a difficult task and may cause the user to mask a part of the audio with it. Whether the markers will be copied or not depends on the ripper program and copy mode used. However, since the audio on the copy will already be scrambled, the presence and detection of the markers are no longer a priority.

When the disc is inserted, the auto launch feature will activate the MediaMax program on the second session. Depending on the DRM license implementation, this program is either activated directly or through another program. The program first determines if the LMT Software controls are installed on the computer. If not, or if the disc concerned contains a newer version, it will copy the controls from the disc concerned and will install same. The LMT Software controls consist of two dynamic link libraries. The controls are used by the MediaMax application.

Whenever the second session software is executed, the LMT Software controls will first determine if the content protection device driver is installed on the system. If not, it will extract it from the main LMT Software into a separate file and install it as a standard Windows device driver.

The driver first locates all CDROM devices installed on the computer. Then it polls each device to determine if a new disc has been inserted. If so, it reads various elements of the disc to determine if it is a MediaMax protected disc. It is important to note that the driver is completely idle (without any chance to affect the computer or CD/DVD drives), unless an actual MediaMax disc has been detected. Once detected, the driver will insert itself into the communication stream for that drive to prevent any non-authorized activities. While allowing the computer to access the second session and associated content without any limitations, the driver will interfere when applications try to access the first session only.

When the driver detects that the MediaMax disc is ejected, it will remove itself from the communication stream for that drive and switch back to the polling mode. Several enhancements have been implemented to make it very difficult to locate and/or remove the device drivers.

A MediaMax feature called MusicMail allows the owner of an originally purchased MediaMax protected CD to share music with friends and family in an authorized environment. The owner can invite friends to download songs by using MusicMail to create and send email messages. The friends can then download the songs by clicking on the links included in the message. The embedded DRM technology will allow the friends to play the song for a limited amount of time or plays.

Another proprietary feature known as On-the-Fly Technology(TM) provides the consumer with a legal method of making licensed duplicate copies of the CD music they purchase without the need to include a 2nd set of songs on the CD in a protected format. Whenever the consumer requests, the selected songs are encoded straight from the original CD-A Redbook audio to a protected DRM format that can be saved directly to the computer's hard drive. MediaMax also includes SecureBurn(TM) - SunnComm's new technology that inhibits copying a backup copy of a MediaMax CD.

The obvious customer base for copy protection technology is comprised of the four major music labels (i.e., Sony BMG, EMI, Universal Music Group and Warner) and numerous independent labels, which collectively sell approximately 2.4 billion CD's annually. A market also exists for copy protecting music at music studios where music is originally recorded as well as pre-release CD's which are promotional copies sent to music stations and music promoters.

We believe that today's market prefers playability over protection which the MediaMax technology provides because it remains compliant with the CD Redbook Standard.


Product Status and Distribution Methods

In May 2002, we acquired the MediaCloQ technology from SunnComm. MediaCloQ was designed by prioritizing security over playability, which resulted in it not complying with the CD Redbook Standard.

During 2002 and 2003, we purposely kept MediaCloQ off the market until it was able to define a marketing plan. We anticipated a plan that could involve selling MediaCloQ in conjunction with MediaMax or establishing a marketing team to sell MediaCloQ as a stand-alone product. During the fourth quarter of 2003, we determined from our discussions with major record labels that they believed the MediaMax technology would address their needs with some enhancements and that there was no identifiable market for MediaCloQ. The primary basis for our decision was that it was not compliant with the CD Redbook Standard, which could result in class action consumer lawsuits in the USA.

As a result of our discussions, we completely impaired MediaCloQ during the fourth quarter of 2003 and entered into an Exclusive Marketing Agreement for MediaMax during the first quarter of 2004.

On June 11, 2005, we entered into a Merger Agreement with SunnComm. The Merger Agreement provides for us to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005. We have an exclusive marketing agreement with SunnComm to market any products which SunnComm owns, develops or otherwise has the right to license, from which we derive 40% of all gross revenues generated from those products.

We believe that MediaMax is currently marketable and has been enhanced to meet specific demands of significant customers. A licensing agreement is already in place with several major record labels as well as independent record labels for the MediaMax technology and is generating revenue without significant consumer complaints. In 2004 and 2005, several commercial CD releases containing the MediaMax technology have sold in excess of one million copies with at least one selling more than two million copies becoming a Double-Platinum selling album.

In conjunction with the Exclusive Marketing Agreement, the Company hired William
H. Whitmore, Jr. to be its Chief Executive Officer and to plan and implement a Marketing Strategy for MediaMax. Prior to being hired by the Company, Mr. Whitmore was the President of SunnComm and was responsible for marketing its products.

SunnComm also has licensing agreements in place with international CD manufacturers for the music industry. The agreements give these manufacturers the right to manufacture, distribute, sell, retain and permit their facilities to license the MediaMax technology to fulfill their customers' orders. SunnComm also is under a software licensing agreement with a company that believes it can sell MediaMax concurrently with its anti-CD burning technology. In addition to these agreements, SunnComm has signed licensing agreements with three of the four major record labels and several independent record labels, effectively providing distribution for the MediaMax technology. We receive at least 40% of the revenues derived from MediaMax sales under these agreements.


Competition

The most significant competitor known to SunnComm and us for copy protection of music is Macrovision Corporation. Macrovision is a large conglomerate with approximately $182.1 million in total net revenue for 2004. A large part of its business involves copy protection of computer software, videos, music and pay per view satellite and cable broadcasts. Copy protection of prerecorded music
CDs is a smaller part of the business with their Music Technology group generating approximately $4.6 million in revenue during 2003 (the last period that revenue attributed to CD copy protection technology and other music specific protection technologies was broken out separately).

Macrovision   is  actively   involved  in  developing   and  marketing   various
technologies to meet the needs of emerging music delivery systems such as downloading and streaming via the Internet, as well as technologies to prevent the unauthorized copying of music CDs. Its products (CDS-100(TM), CDS-200(TM), and CDS-300(TM)) provide music labels with the following capabilities:

     1. First session copy protection, which inhibits the ability to copy music to a PC for subsequent redistribution on Internet based file sharing services;

     2. Encrypted second session music files that can play on the PC, as long as the CD is in the PC CD/DVD-ROM drive;


     3. DRM technology that enables the second session music files to be copied to a personal computer hard disk and be managed/played via Windows Media Player and controls (at the copyright owner's option) subsequent transfer to portable devices and CD-Rs.


Macrovision claims the CDS-100, CDS-200 and CDS-300 solutions have been used on over 400 million music CDs worldwide through 2004. Of the total number of copy protected CDs produced worldwide, approximately 60% were distributed in the Asia Pacific region (principally Japan), 35% in Western Europe, and 5% in North America, South America, and the rest of the world combined. The CDS-300 product was released in January 2004. Macrovision's method of competition for protecting music CDs commenced by combining technologies that are the subject of patents developed internally, patents acquired from Midbar Tech (1998) Ltd. in November 2002 and patents acquired from TTR Technologies, Inc. in May 2003.

In January 2003, Microsoft announced the release of its WMDST with a second session DRM solution that can be deployed independent of Macrovision's solutions. The announcement included SunnComm as the first company to integrate a third party music CD copy protection technology with Microsoft's WMDST. We believe that SunnComm uses technology that is competitive with Macrovision's CDS-100, CDS-200 and CDS-300 technologies.


We proved our competitive position during May 2003 when SunnComm entered into a copy control technology agreement with one of the four largest record companies to license its copy-control technology for releases in the U.S.A. and internationally. That competitive position was further strengthened in November 2004 when SunnComm entered into a copy control technology agreement with a second major record company to license its copy control technology for releases in the U.S.A. and internationally. SunnComm also has copy control licensing agreements in place with many independent record labels including one of the largest independent record labels in the U.S.

Our method of competition is to sell a copy control technology that does not interfere with the music on the protected CD and is compliant with the CD Redbook Standard. Further, MediaMax provides an enhanced consumer experience by supplying videos, photo galleries, lyrics, biographies and other value added content where available when the CD is used with a computer. This method differs from its competitors, which, up to this point, have attempted to create more effective copy control technologies by affecting the music on the protected CD.

Suppliers and Customers for Copy Management and Protection Technology

We do not require raw materials for the creation of our intellectual property and plans of acquisition.

During February 2004, an Exclusive Marketing Agreement with SunnComm was signed to license its audio copy management and protection technologies and was subsequently amended for the second time on September 21,2005. We plan to continue marketing to independent labels which, when successful, will minimize dependence on a few major customers. We estimate that the independent labels and entertainment companies comprise approximately one-fourth of the entire copy protection market.

On September 21,2005 we executed a Second Marketing Agreement and a Waiver Letter with SunnComm. The Second Marketing Agreement will only become effective if the planned merger with SunnComm does not occur because of certain specified reasons including SunnComm's failure as defined in the Merger Agreement. If it does become effective, the percentage of revenues on sales or licenses of SunnComm products retained by us would, in general increase to 50% from 40% for the first $3.6 million in annual sales, SunnComm's license grants would remain exclusive for at least five years (even if the agreement is subsequently terminated). In addition, the Second Marketing Agreement requires the source code for the licensed SunnComm products to be deposited into a source code escrow account. The Waiver Letter provides that any defaults on our part, pertaining to advance royalty payments, are waived by SunnComm until the earlier of June 30, 2006 or the date on which it is publicly announced that the merger will not be consummated (if such ever occurs) and also that no termination of the Marketing Agreement by SunnComm due to any default of MediaMax may occur until after June 30, 2006.

Patents and Trademarks for Copy Management and Protection Technology


We own the following trademarks and applications for registration which have been filed with the US Patent and Trademark Office:


1. MediaMax
2. MediaMax Technology
3. MediaMax Technologies


Government Regulations for Copy Management and Protection Technology

There are no current government regulations or environmental compliance issues affecting our business in its current stage of development.

During June 2002, SunnComm's President, Peter Jacobs, was invited to appear before the U.S. House of Representatives Oversight Subcommittee on Digital
Rights  Management.  Mr.  Jacobs  delivered a summary of  SunnComm's  opinion on protecting digital intellectual property rights which can be viewed at www.sunncommm.com

We believe that we will have continuing opportunities to present our opinions for copy control technologies to the U.S. House of Representatives.


Research and Development for Copy Management and Protection Technology

We do not conduct research and development on audio copy management and protection technologies. In the event that we acquire a technology which may need further research and development work, we plan to contract such work with SunnComm or other research facilities, which are active in research and development in audio copy management and protection technologies.

Research and development is required for the DarkNoise product in order to enhance its effectiveness and assure its commercial viability. We are awaiting finalization of the transfer documents related to the numerous patents for the DarkNoise technology. Once we are the owners of record of the patents, we plan to enter into discussions with SunnComm pertaining to the further development of the DarkNoise product to enable it to be integrated with the MediaMax product.



Employees for Copy Management and Protection Technology

As of the date of this report, we had two full-time employees involved in the sales of MediaMax and one part time employee.


NARRATIVE DESCRIPTION OF FLOPPY DISK EQUIPMENT

On January 8,2001, we acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of the assets, we issued 12,007,252 shares of restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per share issued.

Principal Products or Services and their Markets for Floppy Disk Equipment

The floppy disk equipment does not assemble floppy disks from raw materials. It burnishes floppy disks while still within the clam shell that are considered rejects because of their inability to record a sufficient amount of data. After a reject disk is burnished or polished by the machinery within the clam shell, the disk is able to record data in accordance with industry standards.

The principal service offered by the floppy disk equipment is the burnishing. The service could be marketed to manufacturers of floppy disks that have a large inventory of reject disks that have no market for them. These manufacturers could be willing to sell and ship their reject inventories at prices sufficiently low to enable our floppy disk manufacturing equipment burnish them and them then sell them to wholesalers.

Product Status and Marketing Strategy for Floppy Disk Equipment

During 2001, we were unable to attract profitable orders along with the capital necessary to put the manufacturing plant into a profitable operation. A customized special order was processed during the fourth quarter of 2001 generating $56,094 of gross revenue.

During the second quarter of 2002, the floppy disk equipment was put into storage on a month to month lease agreement. While in storage, Management seriously evaluated two potential acquisition candidates that were willing to assist in the set up and operation of the floppy disk equipment if orders were obtained to process. Management was unable to come to terms with both candidates or obtain any orders for the plant during 2002; consequently, the equipment remained in storage.

During 2003, Management learned from wholesalers that the floppy disk market was in a severe decline and significant orders were unavailable. Due to the lack of capital and marketing expertise, Management decided during the second quarter of 2003 to sell the floppy disk equipment but had not developed a plan of liquidation.

During the fourth quarter of 2003, we continued to seek interested buyers for the equipment and impaired the value of the floppy disk burnishing equipment to its estimated fair value of approximately $100,000. During the year ended December 31, 2004 the equipment was fully impaired.

We are currently still seeking a buyer for the floppy disk burnishing equipment through a sales agent.


Competition for Floppy Disk Equipment


There are approximately six floppy disk manufacturers worldwide that produce significant volumes. Most of the competitors are adequately capitalized to fulfill orders quickly and efficiently.

During 2001 through 2003 we were unable to attract any significant orders in order to put the plant into a profitable operation.

We believe that the current market for floppy disks is not large enough to justify the capital expenditures necessary to start up our refurbishing equipment and to begin competing with other manufacturing companies internationally.


Suppliers and Customers for Floppy Disk Equipment

Because the equipment has state of the art burnishers that enable the polishing of a disk while still intact with the disk housing or cookie shell, the equipment can format and certify disks with an error rate less than two percent. Standard burnishers and disk certifiers experience error rates of approximately fifteen per cent.

The believed economic advantage to us was that certain manufacturers of floppy disks would seek a market for disks rejected in their manufacturing process that could be burnished by our equipment.

During 2001 through 2003 we were unable to attract any significant orders or customers in order to put the plant into profitability.

Patents and Trademarks for Floppy Disk Equipment

We do not hold any patents or trademarks pertaining to the disk manufacturing equipment.

Government Regulations for Floppy Disk Equipment

There are no current government regulations or environmental compliance issues affecting our disk manufacturing business at its current stage of development.

Research and Development for Floppy Disk Equipment


We did not  conduct any  research  and  development  during  2001  through  2003 pertaining to the disk manufacturing operation and have no plans to incur any such costs in the future.


Number of Employees for Floppy Disk Equipment

None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following discussion we are providing an analysis of our financial condition and the Plan of Operation during the next twelve months. This discussion should be read in conjunction with our financial statements and the notes thereto. Certain matters discussed below are based on potential future circumstances and developments, which we anticipate or expect, but which cannot be assured.

Such  forward-looking  statements include,  but are not limited to, our plans to
acquire  additional  copy  protection   technology  systems  from  SunnComm  and
establish a marketing team and customer support center for those products.

We also have decided to sell the floppy disk production equipment but do not have a specific plan of liquidation as of the date of this report. We also will continue to search for potential acquisitions that are revenue generating that we believe could enhance their profitability if we were involved in the management of their operation. The actual results which we achieve in our operations could differ materially from the matters discussed in the forward-looking statements.


General:

On February 20,2003, we changed our name from Fan Energy Inc. to Quiet Tiger, Inc. On March 23,2005, we changed our name from Quiet Tiger, Inc. to MediaMax Technology Corporation.

On December 24,2001, we effected a share consolidation of one new common share for each fifteen pre-consolidated shares.

On June 28, 2002, we effected a forward stock split of 9.3563 shares for 1 share.

All of our common authorized and issued shares were affected by the consolidation of December 24,2001 and forward stock split of June 28, 2002. All share amounts in this Prospectus have been adjusted to include the post reverse of December 24,2001 and post forward stock split of June 28, 2002 unless otherwise indicated.

Originally formed as an Idaho corporation in the early 1900s, our predecessor was not successful in the exploration of mining properties. In 1988 the predecessor was merged into a newly-formed Nevada corporation as Eastern Star Mining, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997 the corporation was reactivated when the holder of a majority of the outstanding common stock transferred control of the inactive corporation. The transferee elected new directors and officers and caused the Company to effect a 10-into-1 reverse stock split. Thereafter, the Company raised capital through the sale of its securities and acquired an interest in oil and gas properties for cash and common stock.

The name of the corporation was changed to Fan Energy Inc. in December 1997. The Company conducted no business activities until 1998 when it participated in drilling oil and gas wells. In 1999 we received our first revenue from the production from the wells in which we owned an interest. During the year 2000, we continued operating as an independent energy company engaged in the exploration and acquisition of crude oil and natural gas reserves. On December 1,2001, we sold all of our oil and gas interests to a director for 236,331

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

shares of our own restricted common stock at a deemed value of $75,777 and discontinued our oil and gas exploration business.

On January 8,2001, we acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of the assets, we issued 12,007,252 shares of its restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per share issued. Also on January 8,2001, we sold 2,027,198 shares of restricted common stock to one of the sellers for $650,000, of which $600,000 was paid by a secured note. The assets acquired by the Company constituted plant, equipment and other physical property intended to be used in the manufacture of 3.5 inch micro floppy disks. None of the assets were previously used in such a business by the sellers.

On May 3,2002, we acquired from Project 1000 Inc. "P1", a wholly owned subsidiary of SunnComm, "Digital Content Cloaking Technology(TM)", known as MediaCloQ or MediaMaker ("P1 Technology"), which is a Set of methodologies that are designed to work together to thwart illegal copying or ripping of optical media that complies to IEC 90608 Redbook standards. Each of the methodologies used is meant to work toward defeating the various software products currently available on the market today that are used for the purpose of making illegal copies of CDs or of individual audio tracks. The Assets include, but are not limited to, P1's proprietary property which includes all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant P1 Documentation, Intellectual Property Rights and other proprietary rights therein, and derivatives thereof that is required and/or relevant to the development of current and future versions. We issued 23,837,710 restricted common shares to P1 for the P1 Technology resulting in a change of control of the corporation. The P1 Technology was recorded by us at P1's cost.

At December 31,2003 we believed that MediaCloQ was not marketable at its state of development and impaired its entire carrying value of $674,629 which represented the cost basis of SunnComm when it sold the technology to us on May 3,2002. We incurred consulting and general and administrative expenses of $128,750 pertaining to the abandonment of MediaCloQ(TM) during the first quarter of 2004.


On January 28,2004 we entered into a binding Memorandum of Understanding, "MOU", with DarkNoise Technologies Limited, a United Kingdom company, "DarkNoise" which was superseded by a definitive agreement on March 18, 2005.

We advanced $50,000 in cash to DarkNoise during the first quarter of 2004 under the original terms of the MOU. Also during the first quarter we paid a consultant 1,000,000 restricted common shares at a deemed fair value of $.03 per share to evaluate the transaction. During the second quarter of 2004, we advanced an additional $20,000 in cash.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

The definitive agreement provided us with all of the Intellectual Property patent applications and related documentation, technology demonstrators and prototypes of DarkNoise. We plan to engage SunnComm and an institutional leader in the development of audio processing and music engineering technologies to further develop the intellectual property so that it can be integrated with SunnComm's MediaMax technology.

Once developed and integrated, the Dark Noise Agreement requires us to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by us at that time.

The technology is designed to plug the so-called "Analog Hole" and will substantially restrict the uploading of music files to the Internet without reducing playability on all devices (www.darknoisetechnologies.com). The technology works by encoding the original digital audio file with a unique hidden signal. The signal is embedded in the audio master and becomes an indelible part of the actual audio file in addition to aiding in subsequent origin identification. Should the original CD be copied, so, too, is the hidden signal and identification `tag.' Unless illegally invoked, the listener is unaware of the hidden signal's presence. Attempts to illegally copy the protected audio using analog recording devices, analog-to-digital converters or psycho-acoustic compression codes such as MP3 will invoke the hidden signal which transforms to become audible within the range of human hearing, thus ruining the unauthorized copy.

On March 4,2004 the written consent, of a majority of disinterested outstanding common share holders of record at February 4,2004 of the Company, became effective to approve the issuance of 10,152,704 restricted common shares with a valued at $.03 per share to SunnComm for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to us and to approve the issuance of 64,000,000 restricted common shares valued at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of approximately $110,000 of outstanding debt due to a consultant by SunnComm for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades.

At December 31,2004, we fully impaired the floppy disk refurbishing equipment. The equipment is currently idle in a storage facility waiting to be put to productive use.

On June 11,2005, we entered into a Merger Agreement with SunnComm. The Merger Agreement provides for us to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30,2005.


The Merger Agreement provides for the issuance of our common shares in exchange for all of the outstanding common shares of SunnComm on a one-for-one basis. The consummation of the merger is subject to the issuance of a fairness opinion from an independent valuation expert. Additional conditions to the consummation of the merger include, but are not limited to, audited financial statements, the registration with the SEC of the Company's shares to be issued in the transaction and shareholder approval of the merger by a majority of the shareholders of both companies. Additionally, it provides for Kevin M. Clement to serve as the Chief Executive Officer and President of the merged company and for stockholders to consider, for election to the Board of Directors of the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

merged company, a slate six directors, including Mr. Clement, two designees of Granite Associates, Inc., an investment firm that has helped to arrange interim financings of our company, and three designees of SunnComm.


In consideration for our providing Class A Warrants and Class B Warrants in the private placements of SunnComm, SunnComm agreed to enter into the Second Marketing Agreement described under "Description of Business -- Suppliers and Customers for Copy Management and Protection Technology" above.

The original Exclusive Marketing Agreement provides us with 40% of the revenues derived from all existing licensing agreements held by SunnComm and future revenue generating agreements for the technology. When annual gross revenues of $3.6 million are achieved, we will receive 50% of the licensing revenues. The Agreement also requires us to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The Exclusive Marketing Agreement gives us the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, we must pay for all sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify us against consumer complaints and product related litigation.

We are marketing MediaMax, which is a collection of technologies that provides copy management for CDs and DVDs while simultaneously enhancing and expanding the consumer's experience. MediaMax is tightly integrated with Microsoft's (NASDAQ:MSFT - News) Windows Media Platform and the Digital Rights Management capabilities associated with the latest Windows Media Platforms. We license and use Windows Media Audio Digital Rights Management capabilities from Microsoft Corporation as the security feature for music files which end up residing on the consumer's computer.


Results of Operations:

Comparison of the Three and Six Months Ended June 30, 2005 and 2004

During the first quarter of 2004 we were no longer considered a development stage company as a result of revenue generated during that quarter and anticipated recurring revenue under licensing agreements covered under the Exclusive Marketing Agreement with SunnComm.

We recognized $99,438 of revenue during the first six months of 2005 which was more than double the $45,037 of revenue during the first six months of 2004. During the three months ended June 30, 2005, we generated $85,652 of revenue which was almost three times the $30,064 of revenue generated during the three months ended June 30, 2004. All revenues were from licensing revenue for the MediaMax product. The revenue during the six months ended June 30, 2005 was from 17 record labels of which approximately 40% were independent and during the six months ended June 30, 2004, revenue was generated from 19 record labels of which approximately 36% were independent.

During the six months ended 2005, general and administrative expenses was comprised of $158,114 of payroll expenses & employee benefits, $72,000 of administrative support fees from SunnComm, $33,288 of investor relation expenses, $31,600 of rent and telephone expenses, and $8,270 of miscellaneous office expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

Payroll expense requiring cash expenditures during the six months ended 2005 was $51,625 more than the six months ended 2004 due to salary increases and employee benefits. Payroll expense and benefits were $16,881 less during the three months ended June 30, 2005 than the same period ended 2004 largely due to health insurance expenses.

Administrative support fees during the six months ended 2005 were $24,000 greater than 2004 because the exclusive marketing agreement had only been in effect for one month during the first quarter 2004. There was no difference during the three months ended June 30, 2005 compared to the same period ended 2004.

Investor relation expense during the six months ended 2005 was $24,397 greater than the same period ended 2004 because we incurred significant expenses pertaining to a shareholder meeting during April 2005. The higher amount of $16,596 during the three months ended 2005 as compared to 2004 was caused for the same reason.

Rent and telephone expenses only was $3,367 higher during the six months ended June 30, 2005 as compared to 2004. The difference was mainly caused from increased marketing activity during the three months ended June 30, 2005 which was $4,230 greater than the same period ended June 30, 2004.

Sales and marketing expenses of $247,741 during the six months ended June 30, 2005 was significantly greater than the $76,505 incurred during the same period ended 2004. The difference was due to a consulting fee of $200,000 paid to Artie Ripp, an entertainment consultant, during the first quarter of 2005. Mr. Ripp was historically successful in the negotiating and obtaining a licensing agreements with Universal, EMI and Koch from which the Company would receive 40% of the revenues. There was no difference the three months ended June 30, 2005 compared to the same period ended 2004.

During the first quarter of 2004 we paid for $300,000 of consulting fees with 10,000,000 restricted common shares for consulting pertaining to general corporate matters for which $270,000 was allocated and to potential acquisitions for which $30,000 was allocated. We also paid $20,880 in cash for consulting services pertaining to our getting listed on the Frankfurt and Berlin stock exchanges and to salespersons for contacting potential customers after the signing of the exclusive marketing agreement. Expenses of $30,000 were incurred during the first six months of 2005 to a broker dealer for their work in preparing a report for the board of directors of the Company pertaining to the reasonableness of a proposed one share for one share Exchange Ratio for a proposed acquisition of SunnComm subject to an independent fairness opinion.

During the six months ended June 30, 2005 we incurred $112,526 of legal and accounting expenses pertaining to proposed financings and the public reporting requirements. Expenses for the same period ended June 30, 2004 were $27,199 because we were only incurring accounting expenses for our 1934 Act reporting requirements. Expenses during the three months ended June 30, 2005 were about
2.5 times that of the same period during 2004 for the same reason.

Interest expense of $2,244 and $4,581 for the three and six months ended June 30, 2005, respectively, were from three convertible notes totaling $150,000 accruing interest at 8% per annum. The convertible notes were not outstanding during the same periods during 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

Liquidity and Capital Resources:

At June 30, 2005 we had $1,072 of cash included in our $84,262 of current assets. We had $465,273 of current payables leaving a working capital deficit of $381,011.

During the first quarter of 2005, we raised $100,000 in cash from the issuance of convertible promissory notes accruing interest at 8% per annum that are convertible into common shares of the Company at $.025 per share.

During the first quarter of 2004, we raised $330,000 in cash from three accredited investors for restricted common stock. We also retired $515,751 of debt by issuing 17,191,726 restricted common shares primarily to affiliates. We raised an additional $300,000 in cash during the second quarter 2004 from an accredited investor for 2,500,000 restricted common shares and warrants to purchase an additional 500,000 common shares at $.25 per share.

During the second quarter of 2005 we entered into a definitive agreement with SunnComm to acquire all of its shares in a reverse merger involving a 1 share for 1 share exchange. Significant expenses were incurred prior to the issuance of the offer and the drafting of the definitive agreement which were paid for with cash and our common shares. Expenses of $72,915 at June 30, 2005 pertaining to the acquisition were capitalized.

SunnComm advanced $244,950 in cash to us and paid expenses on our behalf which, after second quarter revenue collected by SunnComm and the administration fee owed to SunnComm, reduced our receivable from SunnComm for advances against future royalties by $253,706 during the six months ended June 30, 2005.

During the first quarter of 2004 we entered into a Marketing Agreement with SunnComm to sell its MediaMax technology. The agreement required us to advance $138,000 a month in cash against future royalty payments in order to maintain the exclusivity. On June 11, 2005 the Marketing Agreement was amended as part of the Definitive Agreement for us to acquire SunnComm in a reverse merger. The amendment prohibited SunnComm from terminating the Marketing Agreement prior to March 31, 2006 and relieved us from the obligation to advance cash to SunnComm for advance royalty payments until July 31, 2005. All the other terms of the original Marketing Agreement remained the same. The amendment was further amended on September 21, 2005 with a Second Marketing Agreement and Waiver Letter. This Second Marketing Agreement will only become effective if the planned merger with SunnComm does not occur because of certain specified reasons including SunnComm's failure as defined in the Merger Agreement. In connection with the Second Marketing Agreement, SunnComm also executed a Waiver Letter forgoing all amounts otherwise due under the Marketing Agreement until the earlier of June 30, 2006 and the date on which it is publicly announced that the merger will not be consummated (if such ever occurs) and agreeing that no termination of the agreement by SunnComm due to any default of MediaMax may occur until after June 30, 2006.

On April 15, 2005, we signed an agreement with a broker dealer to raise approximately $5 million for the Company by July 31, 2005 and to provide advisory services pertaining to the proposed acquisition of SunnComm. The agreement expired on July 31, 2005.

We are currently in discussions with new prospective parties regarding financings. We believe that jointly with SunnComm we will need a minimum of $3 million to continue our respective operations and complete the anticipated

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

acquisition of SunnComm over the ensuing months. An additional $2 million will be required to develop and market additional technologies which both companies believe are needed to maintain a competitive edge in the marketplace.


DESCRIPTION OF PROPERTIES


On March 1,2003, we entered into a three year lease for class A office space in Phoenix, Arizona with escalating monthly rental payments every year starting at $3,254 per month during the first year and ending with $3,550 per month in the last year. Under the terms of the lease we are required to pay operating costs in excess of the base year 2002 and its pro rata share of property taxes.

In January 2001, we purchased media production and factory equipment with the capacity to produce six million 3.5-inch floppy disks per month. Also acquired were leasehold improvements and a lease in Reno, Nevada for office and industrial space for the equipment. The lease was mutually terminated with the landlord during the second quarter of 2002.


Title to Properties

Media Production Equipment

The media production equipment and assets acquired by us during January 2001 constitute all of the real, personal, intangible and intellectual property necessary for us to engage in the 3.5 inch Micro Floppy Disk finish manufacturing business. During 2003, SunnComm filed a UCC1 on the equipment as security for cash advances and overhead provided to us. On March 4, 2004, we issued SunnComm 10,152,704 of our restricted common shares as full payment for the debt incurred to SunnComm during 2003. We are in discussions with SunnComm regarding the removing the UCC1 filing in conjunction with our obligation under the Exclusive Marketing Agreement. Once the lien is removed we will hold all of the equipment free and clear of restrictions on, or conditions to, transfer or assignment, and are free and clear of rights of way, covenants, conditions or restrictions.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS


On February 2, 2004, we issued 1,169,616 restricted common shares to directors and officers for reimbursement of cash advances of $35,088.


On March 4, 2004 the written consent, of a majority of our disinterested outstanding common shares of record at February 4, 2004, became effective to approve the issuance of 10,152,704 restricted common shares at a fair value of $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses previously charged to us and to approve the issuance of 64,000,000 restricted common shares at a fair value of $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides us with approximately 40% to 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires MediaMax Technology Corporation to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment was made on March 31, 2004. The Exclusive Marketing Agreement gives us the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, we must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify us against consumer complaints and product related litigation.



On June 11,2005, we entered into the Merger Agreement with SunnComm. The Merger Agreement provides for us to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005.

The Merger Agreement provides for the issuance of our common shares in exchange for all of the outstanding common shares of SunnComm on a one-for-one basis. The consummation of the merger is subject to the issuance of a fairness opinion from an independent valuation expert. Additional conditions to the consummation of the merger include, but are not limited to, audited financial statements , the registration with the SEC of our shares to be issued in the transaction and shareholder approval of the merger by a majority of the shareholders of both companies. The Merger Agreement also provides for Kevin M. Clement to serve as the Chief Executive Officer and President of the merged company and for stockholders to consider, for election to the Board of Directors of the merged company, a slate six directors, including Mr. Clement, two designees of Granite Associates, Inc., an investment firm that has helped to arrange interim financings of our company, and three designees of SunnComm.


SunnComm is currently undertaking two private placements of securities referred to herein as Offering I and Offering II and described under "Plan of Distribution" above.

We also recently issued options to purchase 15 million restricted common shares at $.0425 per share to two accredited investors in exchange for their cancellation of options to purchase 15 million of our registered common shares held by SunnComm.


In connection with our hiring of Mr. Clement, MediaMax entered into an employment agreement with Mr. Clement in which MediaMax agreed to issue to Mr. Clement, on or promptly after January 1, 2006, 4,450,000 MediaMax shares. In addition, MediaMax's Board has granted Mr. Clement three stock options to purchase a total of 26,700,000 shares, 8,900,000 of which are exercisable at $.0425 per share, 8,900,000 of which are exercisable at $.055 per share, and 8,900,000 of which are exercisable at $.070 per share. These options will vest over a three-year period, with one-third of them vesting on the first anniversary of the commencement of Mr. Clement's employment with the company and the balance vesting monthly over the succeeding two years. Mr. Clement's employment agreement has a term commencing on November 21, 2006 and ending on December 31, 2008. He will be paid a base salary of $250,000 per annum through December 31, 2007 and $300,000 per annum in 2008. In addition, Mr. Clement will receive a signing bonus of $20,000, payable on commencement of his employment and a $35,000 incentive bonus payable upon successful completion of certain strategic initiatives of the company. In addition, the company has indicated that it will establish an executive bonus program in which Mr. Clement may participate. His employment contract provides for severance payments equal to 50% of the present value of his base salary for the balance of his employment agreement (but not less than one year's base salary) if his employment is terminated for "cause" or with "good reason", except that, if his employment is terminated prior to the investment of a total of $2.575 million in the company pursuant to Offering I or Offering II, he will only be entitled to six months severance. Mr. Clement has also agreed to standard confidentiality, noncompetition and nonsolicitation provisions, which noncompetition and nonsoliciation provisions survive any termination of his employment for one year (or, in the event that he is only entitled to six-months severance, six months).

In connection with the retention of Mr. Clement, the company secured the agreement of Peter Jacobs, the President and Chief Executive Officer of
SunnComm, to assume the non-executive position of Chairman of the Board of Directors of the merged company from and after the effective time of the Merger. As part of this Agreement, MediaMax agreed to retain Mr. Jacobs as a consultant and as its non-executive Chairman of the Board from the effective time of the Merger with SunnComm through June 30, 2007. Mr. Jacobs will be paid a consulting fee equal to $100,000 per annum for his services. In addition, MediaMax agreed to issue Mr. Jacobs 10,000,000 MediaMax shares on or promptly after January 1, 2006, which shares he may cause the company to repurchase for $.10 per share within 30 days following the second anniversary of the effective time of the SunnComm merger, and granted to Mr. Jacobs options to purchase 15,000,000
MediaMax shares, 10,000,000 of which are exercisable at $.05 per share and 5,000,000 of which are exercisable at $.075 per share. All such options vest in full upon the effective time of the Merger. The consulting agreement with Mr. Jacobs also includes standard releases of claims and non- disparagement, confidentiality and nonsolicitation provisions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

a. Market Information


On April 25,2002, we received a trading symbol (FNEY) and began trading on May 14, 2002 on the OTC Bulletin Board. About late March 2005 our trading symbol was changed to MMXT. The following table sets forth, for the periods indicated, the reported high and low split adjusted closing prices for our common stock.


                       2002                   Low                    High
                First Quarter                 N/A                    N/A
                Second Quarter                $.01                   $.01
                Third Quarter                 $.01                   $.01
                Fourth Quarter                $.01                   $.03

                       2003
                First Quarter                 $.01                   $.09
                Second Quarter                $.01                   $.02
                Third Quarter                 $.01                   $.02
                Fourth Quarter                $.01                   $.06


                       2004
                First Quarter                 $.03                   $.14
                Second Quarter                $.07                   $.14
                Third Quarter                 $.06                   $.12
                Fourth Quarter                $.04                   $.07



                       2005
                First Quarter                 $.03                   $.13
                Second Quarter                $.04                   $.11

Our common stock is quoted on the OTC Bulletin Board ("MMXT") of the National Association of Securities Dealers, Inc. (the "NASD"). There was no established market for such shares until the fourth quarter of 2003. There can be no assurance that any such market will ever continue or be maintained. Any market price for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant effect. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock in any market that may


b. Holders

As of September 21,2005, we had 183,794,325 shares of common stock outstanding, held by approximately 2,000 stockholders.


c. Dividends

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.


d. Securities Authorized for Issuance under Equity Compensation Plans
Plan category          Number of securities           Weighted - average     Number of securities
                       to be issued upon              exercise price of      remaining available for future
                       exercise of outstanding        outstanding options,   issuance under equity
                       opinions, warrants and rights  warrants and rights    compensation plans (excluding
                                 (a)                         (B)             securities reflected in column (a))
                                                                                             (c)
 --------------------  -----------------------------  ---------------------  ------------------------------------
Equity Compensation           --                         --                           --
plans approved by
security shareholders
-----------------------------------------------------------------------------------------------------------------
Equity Compensation
plans not approved by
security shareholders      460,328                     $0.23                        163,425
-----------------------------------------------------------------------------------------------------------------
Total                      460,328                     $0.23                        163,425
=================================================================================================================


In July 1997 we adopted our 1997 Statutory and Nonstatutory Incentive Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and nonstatutory stock options to purchase an aggregate 623,753 shares of common stock to directors, officers, employees and consultants of MediaMax Technology Corporation. The Plan is administered by the Board of Directors.

On June 24, 2004, we registered 10,000,000 shares for our 2004 Employees and Consultants Stock Compensation Plan on Form S-8 Registration Statement under the Securities Act of 1933. As of June 30,2005, a total of 900,000 shares had been issued under the plan to a consultant for legal and consulting services.


     e.   Recent  Sales  Of  Unregistered  Securities;   Use  Of  Proceeds  From
          Registered Securities


All securities sold in the past three years through June 30,2005 have been reported in previous quarterly filings on Form 10-QSB and annual filings on Form 10-KSB. The only shares issued after June 30,2005 were on September 1,2005 when we issued 1,000,000 unregistered restricted securities to two individuals for services to be provided under a consulting agreement.

EXECUTIVE COMPENSATION

The following table sets forth the names and ages of the current directors and executive officers of MediaMax Technology Corporation, the principal offices and positions with MediaMax Technology Corporation held by each person and the date such person became a director or executive officer of MediaMax Technology Corporation. Each serves until the next annual meeting of stockholders.

Names of Executive                                 Date of       Date of
Officers and Directors     Age Position            Appointment   Resignation
------------------------  ---- ------------------- ------------- -------------

William H. Whitmore, Jr.   45  CEO & Director      May 3,2002     April 10, 2003
                                                   Jan. 16, 2004          N/A

Albert A. Golusin (1)      50  Secretary,Treasurer January 5,2001         N/A
                                and Director

Scott S. Stoegbauer        50  Vice President      March 3,2004           N/A

Wade P. Carrigan (1),(2)   47  Director            May 3,2002             N/A

(1) Member of Audit Committee at December 31,2002
(2) Mr. Carrigan became the C.E.O. on April 10, 2003 and resigned as C.E.O on January 16,2004.


Kevin M. Clement, 42, was engaged by the board of directors on November 2,2005 to start on November 21,2005. Mr. Clement will be leaving BMG Music as a senior director of new technology to join us. Since joining BMG Music in 2000, Clement helped pioneer their digital music distribution business, CD copy management initiatives and the strategy in the area of new formats. During 2003, Kevin led BMG's initial launch of copy managed CD's in the US market. As an information technology executive with more than 17 years of experience, Clement co-founded e-commerce Web site YesterDay OnLine,Inc, in 1999 and ,prior to that, served as Director, Information Technology at Autonation, Inc., the automotive retail and e-commerce division for the $18 billion Republic Industries Group. From 1991 to 1997 he was a Group Manger at Pepsi-Cola International, having begun his career at Deloitte & Touche as a Consultant. Mr. Clement will serve as the Chief Executive Officer and President of the company and will serve on its Board of Directors, in each case effective as of November 21, 2005.

William H. Whitmore, Jr., held the position of President and Chief Executive Officer of MediaMax Technology Corporation as since May 3, 2002. On November 21, 2005, Mr. Whitmore will resign his position as president and chief executive officer and assume the position of Executive Vice President of the Company on that date but will remain as a director. Previously, Mr. Whitmore worked with SunnComm Technologies as the Chief Operating Officer and as a member of the board if Directors from January 2001 until he resigned to accept the position with MediaMax Technology Corporation. Prior to SunnComm he served as Executive Vice President for Ekid Network, Inc., a media content company for children from September 1999 to January 2001. While in this position, Mr. Whitmore managed all aspects of Administration,, technical development and marketing for the company, which produced educational animated software that enabled children to use the Internet safely. Concurrently, he was the representative for the investment group that funded this project and numerous other business models. Mr. Whitmore managed an extensive portfolio that included restaurants, real estate and one-stop Internet ventures. Prior to joining Ekid Network, Mr. Whitmore was the Vice President of Operations for TCBG from 1997 to August 1999, a manufacturer and marketer of unique products for the children's beverage market. In his role as Vice President of Operations he worked closely with the production and marketing team managing all aspects of product development, purchasing and procurement,shipping and receiving, logistics, customer service and administration.


Albert A. Golusin has been a Certified Public Accountant since 1981. He worked with the public accounting firms of Grant Thornton & Company, C.P.A's and Kenneth Leventhal & Company, C.P.A.'s from 1979 through 1994. From 1985 to 1992, Mr. Golusin was the Controller of a public company called N-W Group, Inc. that later became Glenayre Electronics. He was responsible for managing a $40 million cash portfolio, managing the accounting department and preparing the financial statements for reporting to the Securities Commissions in the U.S.A. and Canada. From 1993 to the present, Mr. Golusin has consulted to publicly traded companies or companies preparing to become publicly traded. He received a B.S. in accounting from Brigham Young University in December 1978. He currently serves as the Chief Financial Officer and Director of SunnComm which publicly trades on the pink sheets under the symbol "SCMI.

Scott Stoegbauer became the Vice President of Sales and Marketing for us during March 2004. Prior to joining us he worked as an independent consultant designing, implementing and managing Internet/Intranet environments as well as consulting in technical marketing areas such as direct marketing, on-line advertising and on-line Internet marketing. He worked at Worldata in Boca Raton, Florida from 1990 through part of 2003. In 1994, as Vice President of Technology for the company, he developed and marketed some of the earliest and most innovative Internet and eCommerce marketing systems. He was subsequently promoted to a Senior Vice President where he helped create one of the first on-line marketing and sales organizations in the country.

Wade P. Carrigan currently is the Chief Financial Officer of Roberts Enterprises, Inc., a livestock brokerage and investment company, and has served as such since 1991. He was previously a commercial loan officer for Valley National Bank specializing in Agribusiness Finance. Currently he owns and operates Wade Co. Investments, a commodity investment company focused on feeder cattle, live cattle, oil and natural gas.


SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a class of our equity securities which are registered under the Exchange Act to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of such registered securities. Such executive officers, directors and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.


To our knowledge, based solely on a review of the copies of such reports furnished to us and on representations that no other reports were required, no person required to file such a report failed to file during fiscal 2005. Based on stockholder filings with the SEC, SunnComm is subject to Section 16(a) filing requirements.

CODE OF ETHICS

We have not adopted a Code of Ethics as of the date of this report. Resources and time necessary to adopt written standards reasonably designed to deter wrongdoing have not been available as of the date of this report. We plan to engage a consultant to assist in drafting of a Code of Ethics.

The following table sets forth certain information concerning the compensation paid by the us for services rendered in all capacities to us for the three fiscal years ended December 31, 2002, 2003 and 2004 awarded, earned or paid to the chief executive officer at December 31, 2004 and all officers and directors, as a group.


Present officers and directors
------------------------------

                               Base                  Other
                              Annual               Long Term
Name/Position                Salary      Bonus    Compensation     Compensation
------------------          --------    -------   --------------   ------------

William H. Whitmore, Jr.
President, Director
2002                       - 0 - (1)      - 0 -      - 0 -               None
2003                       - 0 -          - 0 -    $ 16,500 (1),(2)      None
2004                        $141,346      - 0 -    $150,000 (2)          None

Scott Stoegbauer
Vice President - Sales
2004                        $ 73,846      - 0 -    $  4,000 (5)          None

Albert Golusin
C.F.O., Director
2002                       - 0 - (1)      - 0 -      - 0 -               None
2003                       - 0 -          - 0 -    $ 55,000 (1),(3)      None
2004                       - 0 - (1)      - 0 -    $120,000 (3)          None

Wade P. Carrigan
Director
2002                       - 0 - (1)      - 0 -      - 0 -               None
2003                       - 0 -          - 0 -    $ 54,375 (1)(4)       None
2004                       - 0 -          - 0 -    $ 60,000 (4)          None

     (1) All officers were not directly compensated by us from June 15,2002 through December 31,2002 as they were paid by SunnComm. During the fourth quarter of 2002, we agreed to a management agreement with SunnComm effective June 15,2002. The agreement requires us to pay SunnComm $25,000 a month for the part-time services of Mssrs. Jacobs, Whitmore and Golusin as well as general and administrative costs.

     (2) Includes 550,000 restricted shares issued at a deemed value of $16,500 for services rendered from January 1,2003 to April 8, 2003. Stock compensation during 2004 consisted of 5,000,000 shares of restricted stock at a deemed value of $.03 per share.
     (3) Includes 1,833,333 restricted shares issued at a deemed value of $55,000 for services rendered from January 1, 2003 to November 30, 2003. Services provided by Mr. Golusin during December 2003 were paid for by SunnComm. Compensation during 2004 consisted of 4,000,000 shares of restricted stock at a deemed value of $.03 per share.
     (4) Includes 1,812,500 restricted shares issued at a deemed value of $54,375 for services rendered from April 9,2003 to December 31, 2003. Compensation during 2004 consisted of 2,000,000 shares of restricted stock at a deemed value of $.03 per share.
     (5) Includes 50,000 restricted shares issued at a deemed value at $.08 per share.


Former officers and directors
-----------------------------
                               Base                Other Annual      Long Term
Name/Position                Salary       Bonus    Compensation    Compensation
------------------          --------     ------    -------------   ------------

John James Shebanow (6)
President
    2002                     $13,728      - 0 -    $ 39,500 (5)          None

Peter H. Jacobs (7)
President
    2002                       - 0 -      - 0 -       - 0 -              None
    2003                       - 0 -      - 0 -    $ 20,625              None

     (6) Mr. Shebanow received a total of 395,846 restricted common shares in May of 2002 for the value of his services performed during 2001 in the amount of $27,347 and 2002 in the amount of $39,500 that he elected to receive in the form of non-cash compensation.
     (7) Mr. Jacobs did not receive any compensation directly from the us as he was paid directly by SunnComm Technologies, Inc, which accrued a total of $175,000 for overhead and salaries for two officers, and himself for the seven months ended December 31, 2002. From January 1, 2003 through April 8, 2003, he received 687,500 restricted common shares at a deemed value of $20,625. He resigned as the C.E.O. and a director on April 9, 2003.

Officers and Directors
As a Group
----------------------
                             Base                  Other Annual      Long Term
Name/Position               Salary        Bonus   Compensation     Compensation
------------------          --------     ------   -------------    ------------

   2002                     $ 13,728      - 0 -   $  67,000 (8)         None
   2003                       - 0 -       - 0 -   $ 146,500 (10)        None
   2004                     $215,192      - 0 -   $ 334,000(9)          None

     (8) Includes 393,423 restricted common shares issued to two directors, one of which was an officer, in satisfaction of $67,000 in compensation or reimbursements owed to them.
     (9) Includes 11,050,000 restricted shares issued at a deemed value of $334,000 for services rendered from January 1, 2004 to December 31, 2004.
     (10) Includes 4,883,333 restricted shares issued at a deemed value of $146,500 for services rendered from January 1, 2003 to December 31, 2003.

Employment Contracts


Currently, we have no employment contracts with any of our employees, officers or directors.

Management Agreement

During the fourth quarter of 2002, MediaMax Technology Corporation agreed to a management agreement with SunnComm effective June 15,2002. This agreement required MediaMax Technology Corporation to pay SunnComm $25,000 a month for the part-time services of Mssrs. Jacobs, Whitmore and Golusin as well as general and administrative costs. The agreement was cancelled at December 31,2002.

We entered into a new agreement as part of the Marketing Agreement during March 2004 whereby Mr. Whitmore became the CEO of MediaMax Technology Corporation and was directly compensated by us. Mssrs Golusin and Jacobs continued to provide administrative and accounting services with the SunnComm accounting staff for which we were charged $12,000 a month.


In connection with our hiring of Mr. Clement, MediaMax entered into an employment agreement with Mr. Clement in which MediaMax agreed to issue to Mr. Clement, on or promptly after January 1, 2006, 4,450,000 MediaMax shares. In addition, MediaMax's Board has granted Mr. Clement three stock options to purchase a total of 26,700,000 shares, 8,900,000 of which are exercisable at $.0425 per share, 8,900,000 of which are exercisable at $.055 per share, and 8,900,000 of which are exercisable at $.070 per share. These options will vest over a three-year period, with one-third of them vesting on the first anniversary of the commencement of Mr. Clement's employment with the company and the balance vesting monthly over the succeeding two years. Mr. Clement's employment agreement has a term commencing on November 21, 2006 and ending on December 31, 2008. He will be paid a base salary of $250,000 per annum through December 31, 2007 and $300,000 per annum in 2008. In addition, Mr. Clement will receive a signing bonus of $20,000, payable on commencement of his employment and a $35,000 incentive bonus payable upon successful completion of certain strategic initiatives of the company. In addition, the company has indicated that it will establish an executive bonus program in which Mr. Clement may participate. His employment contract provides for severance payments equal to 50% of the present value of his base salary for the balance of his employment agreement (but not less than one year's base salary) if his employment is terminated for "cause" or with "good reason", except that, if his employment is terminated prior to the investment of a total of $2.575 million in the company pursuant to Offering I or Offering II, he will only be entitled to six months severance. Mr. Clement has also agreed to standard confidentiality, noncompetition and nonsolicitation provisions, which noncompetition and nonsoliciation provisions survive any termination of his employment for one year (or, in the event that he is only entitled to six-months severance, six months).

In connection with the retention of Mr. Clement, the company secured the agreement of Peter Jacobs, the President and Chief Executive Officer of
SunnComm, to assume the non-executive position of Chairman of the Board of Directors of the merged company from and after the effective time of the Merger. As part of this Agreement, MediaMax agreed to retain Mr. Jacobs as a consultant and as its non-executive Chairman of the Board from the effective time of the Merger with SunnComm through June 30, 2007. Mr. Jacobs will be paid a consulting fee equal to $100,000 per annum for his services. In addition, MediaMax agreed to issue Mr. Jacobs 10,000,000 MediaMax shares on or promptly after January 1,

2006, which shares he may cause the company to repurchase for $.10 per share within 30 days following the second anniversary of the effective time of the SunnComm merger, and granted to Mr. Jacobs options to purchase 15,000,000
MediaMax shares, 10,000,000 of which are exercisable at $.05 per share and 5,000,000 of which are exercisable at $.075 per share. All such options vest in full upon the effective time of the Merger. The consulting agreement with Mr. Jacobs also includes standard releases of claims and non- disparagement, confidentiality and nonsolicitation provisions.



Options granted

Options granted to directors and officers during 2004

Individual Option Grants
For the year ended December 31, 2004

                           Shares
                         Underlying     % of Total        Exercise   Expiration
                          Options      Options granted     Price        Date
Name                      Granted      to employees
---------------------- ------------ -------------------- ----------- -----------

Scott Stoegbauer          249,999          85.1%             $0.20    10/30/2007


Option Values at December 31,2004

The value of all outstanding options to directors and officers at December 31, 2004

Value of Options at December 31,2004
Aggregate Fiscal Year End Option Values

                                                              Shares               Value of
                                                              Underlying           Unexercised
                             Shares             Value         Unexercised          in-the-money
                             Acquired on        Realized      Options at           Options at
Name                         Exercise                         Dec. 31,2004         Dec. 31,2004
---------------------------- ------------------ ------------- -------------------- ---------------------
Albert Golusin               0                  $0             43,663              $0
Scott Stoegbauer             0                  $0            249,999              $0
                             ------------------ ------------- -------------------- ---------------------
                             0                  $0            293,662              $0
                             ================== ============= ==================== =====================

Stock Option Plan
-----------------

MediaMax Technology Corporation has adopted its 1997 Statutory and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes us to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan relates to a total of 623,753 shares of common stock. Options relating to 293,662 shares have been issued and are outstanding and all are presently exercisable at strike prices ranging from $.20 per share to $.56 per share. No options were granted during 2003. The outstanding options must be exercised within 10 years from the date of grant and no later than three months after termination of employment or service as a director, except that any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

The Plan requires that the exercise prices of options granted must be at least equal to the fair market value of a share of common stock on the date of grant, provided that for incentive options if an employee owns more than 10% of our outstanding common stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of our common stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

The Plan is to be administered by the our Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

2004 Employees and Consultants Stock Compensation Plan
------------------------------------------------------


On June 24,2004, we registered 10,000,000 shares for our 2004 Employees and Consultants Stock Compensation Plan on Form S-8 Registration Statement under the Securities Act of 1933. As of September 21,2005, a total of 900,000 shares have been issued under the plan to a consultant for legal and consulting services.



Compensation of Directors
-------------------------

During 2004, Mr. Carrigan received 2,000,000 restricted common shares valued at $.03 per share for audit committee work pertaining to controls and procedures being established.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for MediaMax Technology Corporation by The O'Neal Law Firm,P.C. , 17100 E. Shea Blvd. # 400-D, Fountain Hills, AZ. 85268.


EXPERTS

The financial statements of MediaMax Technology Corporation, formerly known as Quiet Tiger, Inc., as of December 31, 2004 and 2003, respectively, are included in this prospectus and have been audited by Semple and Cooper, LLC independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT


Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 5,2004, our principal accountant, James C. Marshall, CPA, P.C. of Scottsdale, Arizona resigned. The audit reports on our financial statements for the years ended December 31, 2002 and 2001 were unqualified. The board of directors of the Company accepted the resignation of James C. Marshall, CPA, P.C The Company had no disagreements with James C. Marshall, CPA, P.C. during the years ended December 31, 2002 and 2001.

On March 5,2004 we appointed Semple & Cooper, LLP of Phoenix, Arizona as its new principal accountant to audit our financial statements for the year ended December 31, 2003. We did not have any consulting arrangements with Semple & Cooper, LLP prior to their appointment.


REPORTS TO SECURITY HOLDERS


We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. MediaMax Technology Corporation is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

        FINANCIAL STATEMENTS



Report of Independent Registered Public Accounting Firm  .....................57

        Consolidated Balance Sheet as of December 31,2004 ....................58

        Consolidated  Statements  of Operation for the years
        ended December 31,2004 and 2003 ......................................59

        Consolidated  Statements of Changes in Stockholders'  Equity
        for the years ended December 31,2004 and 2003 ........................60

        Consolidated  Statements  of Cash Flow for the years
        ended December 31,2004 and 2003 ......................................61

        Notes to  Consolidated  Financial Statements .........................62


Unaudited Financial Statements
        Financial Statements Consolidated Balance Sheet as of
        June 30, 2005 (unaudited) ............................................82

        Consolidated  Statements  of Operation  for the three months ended June 30, 2005  and 2004 (unaudited) ............................83

        Consolidated  Statements of Changes in Stockholders'  Equity
        for the  three  months  ended  June 30,  2005  and  2004
        (unaudited)...........................................................84

        Consolidated  Statements  of Cash Flow for the three  months ended June 30, 2005  and 2004 (unaudited) ............................85

        Notes to  Consolidated  Financial Statements  ........................86

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Quiet Tiger, Inc.

We have audited the accompanying consolidated balance sheets of Quiet Tiger, Inc. and Subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quiet Tiger, Inc. and Subsidiary at December 31, 2004 and 2003, and the results of its operations, changes in stockholders' equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Semple & Cooper, LLP
-------------------------

Certified Public Accounts

Phoenix, Arizona
March 28, 2005

                               QUIET TIGER, INC.
                           CONSOLIDATED BALANCE SHEET
                               December 31, 2004

ASSETS

CURRENT ASSETS:
   Cash                                                            $        840
   Advances to affiliate                                                263,981
                                                                   ------------
Total current assets                                                    264,821

OTHER ASSETS:
   Furniture and equipment, net                                           6,580
   Investments                                                          100,000
   Financing fee                                                        250,000
   Exclusive marketing agreement, net                                 1,724,531
   Deposits                                                              11,129
                                                                   ------------
Total assets                                                       $  2,357,061
                                                                   ============


LIABILITIES
CURRENT
  Accounts payable                                                 $    179,383
  Accrued interest payable                                                  167
                                                                   ------------
Total current liabilities                                               179,550

LONG TERM
  Convertible note payable                                               50,000

                                                                   ------------
Total liabilities                                                       229,550
                                                                   ------------


STOCKHOLDERS' EQUITY

 Preferred stock, $.001 par value,
   50,000,000 shares authorized, none issued
Common stock, $.001 par value, 350,000,000 shares                       181,894
   authorized, 181,894,325 issued and outstanding
Additional paid-in capital                                           11,413,922
Additional paid-in capital stock options                                100,500
Accumulated (deficit)                                                (9,568,805)
                                                                   ------------
Total stockholders' equity                                            2,127,511
                                                                   ------------

Total liabilities and stockholders' equity                         $  2,357,061
                                                                   ============

See accompanying notes to these consolidated financial statements.

                               QUIET TIGER, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        For the years ended
                                                           December 31,
                                                        2004               2003
                                               -------------      -------------
REVENUES
Licensing revenue                              $     105,972      $           0
                                               -------------      -------------
Total Revenue                                        105,972                  0
                                               -------------      -------------


OPERATIING EXPENSES
Impairment on equipment                              100,000            900,000
Impairment on intellectual property                        0            674,629
General and administrative                         1,241,083            260,501
Interest expense                                         167              4,751
Amortization and depreciation                        305,463                  0
                                               -------------      -------------
Total Operating Expenses                           1,646,713          1,839,881
                                               -------------      -------------

Net Loss                                       ($  1,540,741)     ($  1,839,881)
                                               =============      =============


LOSS PER SHARE:
Basic and diluted loss per share               ($       0.01)     ($       0.03)
                                               =============      =============


WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and diluted                              156,366,147         54,363,139
                                               =============      =============


See accompanying notes to these consolidated financial statements.

                               QUIET TIGER, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the years ended December 31, 2004 and 2003


                                                                        Paid-In      Stock   Accumulated
                                                Shares     Amount       Capital    Options    (Deficit)       Total
                                            ------------ ---------- ------------ ---------- ------------ ------------
Balance at December 31, 2002                  44,961,109    $44,961   $7,312,923   $100,500  ($6,188,183)  $1,270,201
Shares issued in private placement for
cash                                             265,957        265        4,735                                5,000
Shares issued for services                    10,150,000     10,150       91,350                              101,500
Rounding for forward split                        55,712         57          (57)                                   0
Net (Loss) for the year ended Dec. 31,
2003                                                                                          (1,839,881)  (1,839,881)
                                            ------------ ---------- ------------ ---------- ------------ ------------

Balance at December 31, 2003                  55,432,778    $55,433   $7,408,951   $100,500  ($8,028,064)   ($463,180)
                                            ============ ========== ============ ========== ============ ============


Balance at December 31, 2003                55,432,778      $55,433   $7,408,951   $100,500  ($8,028,064)   ($463,180)
Shares issued in private placement for
cash, net                                   20,740,476       20,740      779,260                              800,000
of costs
Shares issued for debt                      17,337,738       17,338      510,094                              527,432
Shares issued for exclusive marketing
agreement                                   64,000,000       64,000    1,856,000                            1,920,000
Shares issued for services                  24,383,333       24,383      859,617                              884,000
and fees
Net (Loss) for the year ended December
31, 2004                                                                                      (1,540,741)  (1,540,741)
                                            ------------ ---------- ------------ ---------- ------------ ------------
Balance at December 31, 2004                 181,894,325   $181,894  $11,413,922   $100,500  ($9,568,805)  $2,127,511
                                            ============ ========== ============ ========== ============ ============

See accompanying notes to these consolidated financial statements.

                                QUIET TIGER, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                              For the years ended
                                                                               2004           2003
                                                                        -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                               ($1,540,741)   ($1,839,881)
   Adjustments to reconcile net
     cash used by operations:
       Amortization and depreciation expense                                305,463              0
       Impairment of equipment                                              100,000        900,000
       Impairment of intellectual property                                        0        674,629
       Common stock issued for services                                     604,000        101,500
       Common stock issued for payables                                      11,681              0
Changes in assets and liabilities:
       (Increase)/decrease  in  deposits                                       (479)       (10,650)
       Increase/(decrease) in accounts payable                               46,222        (59,626)
       Increase/(decrease) in net due to/from affiliates                   (273,599)       203,286
       Increase/(decrease) in accrued interest                                  167          1,582
                                                                        -----------    -----------
Net cash (used) by operating activities                                    (747,286)       (29,160)
                                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for equipment                                                      (7,714)             0
Investment in DarkNoise Technologies                                        (70,000)             0
Cash payment on assumed debt under exclusive marketing agreement            (25,000)             0
                                                                        -----------    -----------
Net cash (used) in investing activities                                    (102,714)             0
                                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock                                          800,000          5,000
Proceeds from sale of convertible debenture                                  50,000         25,000
                                                                        -----------    -----------
Net cash provided by financing activities                                   850,000         30,000
                                                                        -----------    -----------

Net Increase (decrease) in cash                                                   0            840
Cash at beginning of period                                                     840              0
                                                                        -----------    -----------
Cash at end of period                                                   $       840    $       840
                                                                        ===========    ===========

Interest expense                                                        $       167    $     4,751

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Issuance of 64,000,000 common shares and assumption of                  $ 2,028,860    $         0
 $108,860 of debt for and exclusive  marketing agreement with
 SunnComm International Inc.

Payment of debenture and accrued interest for 886,073                   $    26,582    $         0
 common shares

Payment of debt to affiliates for 16,305,653 common shares              $   489,169    $         0

Issuance of 1,000,000 shares for consulting fees pertaining             $    30,000    $         0
to acquisitions

Issuance of 3,333,333 common shares for commitment fee                  $   250,000    $         0

See accompanying notes to these consolidated financial statements.

NOTE 1 - ORGANIZATION AND BUSINESS

Quiet Tiger, Inc. (the "Company") was originally formed as an Idaho corporation in the early 1900s as a mining exploration company and was not successful in the exploration of mining properties. In 1988 the predecessor was merged into a newly-formed Nevada Corporation named Eastern Star, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997, the Company was reactivated when the holder of a majority of the outstanding common stock transferred control of the inactive corporation. The name of the corporation was changed to Fan Energy Inc. during and the transferee elected new directors and officers and caused the Company to effect a 10-into-1 reverse stock split. Effective with the change in control and reactivation during 1997, the stockholders of the Company approved a plan of informal quasi reorganization. Pursuant to the plan, the Company's accumulated deficit of $504,648, as of the date of reorganization, was eliminated and charged to additional paid-in capital as defined by Statement of Financial Accounting Standards (SFAS) No. 7 and was considered a development stage company effective January 1, 1997.

During the year 2000 Fan Energy Inc. became an independent energy company engaged in the development, exploration and acquisition of oil and natural gas reserves in the western United States. On December 1, 2001 the Company sold all of its assets related to the oil and natural gas industry to an entity controlled by a director of the Company. The disinterested members of the Board of Directors of the Company, following an independent evaluation of the properties, approved the transaction unanimously.

On December 24, 2001, the Company effected another reverse stock split of one new common share for each fifteen pre-consolidated shares. On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.

On January 8, 2001, the Company acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of at least $3.8 million from four independent sellers. In consideration for the acquisition of the assets, the Company issued 12,007,252 shares of its restricted common stock to the sellers. The equipment valuation was determined by a discounted cash flow of projected operating income using a maximum cost of funds of 20% per annum. This was further supported by an independent expert's valuation opinion of the replacement value of the equipment. In determining the amount of Company's consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per share issued. Also on January 8, 2001, the Company sold 2,027,198 shares of restricted common stock to one of the sellers for $650,000, of which $600,000 was paid by the a secured note. The assets acquired by the Company constituted plant, equipment and other physical property intended to be used in the manufacture of 3.5-inch micro floppy disks. None of the assets were previously used in such a business by the sellers.

On May 3, 2002, the Company acquired from Project 1000 Inc. "P1", a wholly owned subsidiary of SunnComm Technologies, Inc., "Digital Content Cloaking Technology(TM)", known as MediaCloQ or MediaMaker ("P1 Technology"), which is a set of methodologies that are designed to work together to thwart illegal copying or ripping of optical media that complies to IEC 90608 Redbook standards. Each of the methodologies used is meant to work toward defeating the various software products currently available on the market today that are used for the purpose of making illegal copies of CDs or of individual audio tracks. The Assets include, but are not limited to, P1`s proprietary property which includes all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant P1

Documentation, Intellectual Property Rights and other proprietary rights therein, and Derivatives thereof that are required and/or relevant to the development of current and future versions. The Company issued 23,837,710 restricted common shares to P1 for the P1 Technology resulting in a change of control of the registrant. The P1 Technology was recorded by the registrant at P1's cost.

At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 because it determined that it could not be sold due to its inability to work on all DVD players. It also impaired its floppy disk burnishing equipment $900,000; thus reducing its value to $100,000.

On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. Quiet Tiger plans to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. The company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common shares of record at February 4, 2004 of Quiet Tiger, became effective to approve the issuance of 10,152,704 restricted common shares valued by the Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides the Company with 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires Quiet Tiger to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment shall be made on March 31, 2004. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify the Company against consumer complaints and product related litigation.

On December 31, 2004, the Company impaired the remaining $100,000 of its floppy disk burnishing equipment; thus eliminating any value it may have.

On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives. Quiet Tiger plans to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. The company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.


GOING CONCERN AND OPERATIONS

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 because it determined that it could not be sold due to its inability to work on all DVD players.

At December 31, 2004, the Company impaired all of its floppy disk burnishing equipment because it determined that it was not economically feasible to put the equipment into production. Any cash proceeds received from the sale of any of its components will be used for the operations of the Company.

During 2004, the Company lost $1,540,741 from its operations. At December 31, 2004 the Company had working capital of $85,271 which is not sufficient working capital to fund its planned operations during the next twelve months.

Additional funding will be required to effectively market MediaMax and finance general and administrative expenses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. In order to meet the Company's continuing financing needs, management of the Company intends to raise working capital through the sale of its common stock or other securities, and ultimately achieving profitable operations.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTATEMENT OF SHARE AMOUNTS

On May 19, 1997, the Company effected a ten-into-one reverse stock split.

On December 24, 2001, the Company effected a fifteen-into-one reverse stock split.

On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.

All of the common authorized and issued shares were affected by the Share consolidations of May 19, 1997 and December 24, 2001 and the forward stock split of June 28, 2002. All share amounts in this entire report are stated post reverse of May 19, 1997 and December 24, 2001 and post forward stock split of June 28, 2002 unless otherwise indicated.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions were eliminated.


INTELLECTUAL PROPERTY

The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists. The Company's intangible assets will be subject to amortization when put into productive use.

NON-MONETARY TRANSACTIONS

The accounting for non-monetary assets is based on the fair values of the assets involved. All non-monetary transactions with unaffiliated third parties are valued at arms length. All non-monetary transactions with related parties are valued at the predecessors depreciable cost basis for the asset received.

Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.


LONG-LIVED ASSETS

On January 1, 2002, the Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

The Exclusive Marketing Agreement with SunnComm International Inc. is amortized over its expected life which the company has estimated to be five years.


EQUIPMENT

Equipment and Intellectual property were originally stated at cost and subsequently impaired to reflect their estimated fair value. The floppy disk equipment is held for sale and has been entirely impaired. A modified units of production method, that was based upon units produced subject to a certain minimum level, was used to depreciate substantially all disk manufacturing equipment. The straight line method is used for all other furniture and equipment with estimated depreciable lives ranging from 3 to 5 years.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

Licensing revenue is recognized as it is earned in accordance with Staff Accounting Bulletin ("SAB") No. 104 when reasonable assurance exists regarding measurement and collectibility. The Company's sole source of revenue during 2004 was through an Exclusive Marketing Agreement that was executed during March 2004 through which the Company receives a percentage of all royalties generated from its sales of SunnComm International Inc.'s copyright protection software. Royalties are earned on a per-unit basis when these CDs are manufactured.


(LOSS) PER COMMON SHARE

(Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity instruments such as stock warrants and options are not considered in the calculation of net loss per share, as their inclusion would be antidilutive.


SHARE BASED COMPENSATION

SFAS No. 123" Accounting for Stock-Based Compensation" defines fair value based methods of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose the pro forma effects on net income and earnings per share of using the new measurement criteria.

The Company accounts for equity instruments issued to non-employees based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

The Company did not issue any stock options or warrants during 2003 but issued a debenture convertible into common stock.

During the second quarter of 2004 the Company issued options to purchase 83,333 common shares at $.20 per share and options to purchase 62,375 common shares at $.56 were cancelled. During the third quarter of 2004 the Company issued options to purchase 83,333 common shares at $.20 per share. Also during the third quarter, the Company issued warrants to purchase 900,000 common shares at strike prices from $.25 to $5.00 per share with expiration dates ranging from June 30, 2006 to September 30, 2006. During the fourth quarter the Company issued options to purchase 83,333 common shares at $.20 per share. Also during the fourth quarter the Company issued a debenture convertible into stock.

Common stock equivalents outstanding at December 31 were as follows:

                                                             At December 31,
                                        2004                      2003
                                ----------------------   -----------------------
                                # of    Avg. Exercise    # of     Avg. Exercise
                                common    price per      common     price per
                                shares      share        shares       share

Outstanding stock options
 convertible into common stock

Options Outstanding (1)        293,662         $.25       106,038        $.56

Warrants convertible into
 common stock

Warrants Outstanding (2)       900,000         $.92          none        none

Debenture payable convertible
 into common stock

Debenture issued
Feb. 12, 2003 (3)                 none         none       886,073        $.03


Debenture issued
Dec. 15, 2004 (4)            2,006,667        $.025          none        none

     (1)  All options are exercisable and expire on October 30, 2007.
     (2) A total 500,000 warrants are exercisable at $.25 expiring June 30, 2006 400,000 warrants are exercisable at strike prices ranging from $.25 to $5.00 all of which expire on September 30, 2006.
     (3) On February 12, 2003 the Company issued a debenture for $25,000 which accrued interest at 10% per annum and matured in a balloon payment with interest on February 11, 2004. On February 2, 2004, the principal amount of $25,000 and accrued interest of $1,582 was converted into 886,073 shares at a deemed value of $.03 per share.
     (4) On December 15, 2004 the Company issued a debenture for $50,000 which accrued interest at 8% per annum and matured in a balloon payment with interest on December 15, 2006. At December 31, 2004, the principal of $50,000 and accrued interest of $167 were convertible into 2,006,667 common shares at a conversion rate of $.025 per share.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25"), in accounting for its employee and director stock options. Under APB 25, if the exercise price of the employee's or director's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires companies that elect to apply the provisions of APB 25 to provide pro forma disclosure for employee stock compensation awards as if the fair-value-based method defined in SFAS 123 had been applied.

The following table illustrates the effect on net loss per share of common stock if the Company has applied the fair value recognition provisions of SFAS 123 instead of APB 25's intrinsic value method to account for stock-based employee compensation:

                                                   2004              2003
                                             -------------     ------------

Net loss, as reported                          $(1,540,741)     $(1,839,881)

Pro forma stock-based employee and
   Director compensation expense, under
   the fair value method                              (641)               -
                                             -------------     ------------

Pro forma net loss                            $ (1,541,382)     $(1,839,881)
                                             =============      ===========

Basic loss per common share, as reported            $(0.01)          $(0.03)
                                             =============      ===========

Pro Forma loss per common share                     $(0.01)          $(0.03)
                                             =============      ===========

The fair value for these options was estimated at the date of each grant using the Black-Scholes option valuation model, with the following weighted average assumption for 2004 (there were no option grants during 2003): risk free interest rates of 2.89% to 3.25% in 2004; a dividend yield of 0%; and a volatility factor of .860 to 1.409 in 2004. In addition, the fair value of these options was estimated based on an expected life of three years.


NEW TECHNICAL PRONOUNCEMENTS

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The accounting and reporting requirements will be effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.
Currently, we do not have any derivative instruments and do not anticipate entering into any derivative contracts. Accordingly, adoption of SFAS 149 does not have a significant impact on our financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS 150 does not have a significant impact on our financial statements.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 153 ("SFAS 153"), "Exchanges of Nonmonetary Assets." SFAS 153 amends the guidance in APB No. 29, "Accounting for Nonmonetary Assets." APB No.29 was based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company's financial position or results of operations. On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123( R), which is a revision of SFAS 123. SFAS 123(
R) supersedes APB 25 and amends Statement of Accounting Standards No. 95, "Statement of Cash Flows". Generally, the approach in SFAS 123( R) is similar to the approach described in SFAS 123. However, SFAS123( R) will require all share-based payments to employees, including grants of employee stock options, to be recognized in the Company's Statement of Operations based on their fair values. Pro forma disclosures will no longer be an alternative.

SFAS 123(R) must be adopted no later than July 1, 2005 and permits public companies to adopt its requirements using one of two methods:

     (1) A "modified prospective" method, in which compensation cost is recognized beginning with the effective date based on the requirements of SFAS 123(R) for all share-based payments granted after the adoption date and based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the adoption date.
     (2) A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate either all prior periods presented or prior interim periods of the year of adoption based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures.

The Company plans to adopt the provisions of SFAS 123(R) on July 1, 2005 using the modified prospective method.

As permitted by SFAS 123 and noted above, the Company currently accounts for share-based payments to employees using the intrinsic value method prescribed by APB 25 and related interpretations. As such, the Company generally does not recognize compensation expenses associated with employee stock options.

NOTE 2 - ASSET IMPAIRMENT CHARGES

In accordance with SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets" the Company impaired all of its disk manufacturing segment with a $100,000 impairment at December 31, 2004. The charge had no impact on the Company's cash flow or its ability to generate cash flow in the future.

At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 because it determined that it could not be sold due to its inability to work on all DVD players. It also impaired its floppy disk burnishing equipment by $900,000; thus reducing its value to $100,000 that it estimated was the market value of the equipment.

On December 31, 2004, the Company completely impaired its floppy disk burnishing equipment after having impaired its value $900,000 at December 31, 2003.


NOTE 3 - FURNITURE & EQUIPMENT

During the fourth quarter of 2004, the Company decided to impair all of its floppy disk manufacturing equipment. As a result of the lack of economic feasibility, the Company determined that the asset value was impaired and decreased the carrying value to reflect the net realizable value of the equipment at December 31, 2003 as follows:

Description                   Cost            Impairment        Net Realizable
                                                                    Value
3.5" Disk Manufacturing
  Equipment                 $ 3,915,721        $3,912,211            $ 3,510
  Computers                      81,636            81,636                  0
                        ---------------     -------------      -------------
                              3,997,357         3,993,847              3,510
Less: accumulated
  depreciation                    3,510                 0              3,510
                        ---------------     -------------      -------------
                             $3,993,847        $3,993,847         $        0
                        ===============     =============      =============

There was no depreciation on the floppy disk equipment for the period ended December 31, 2004 and 2003.

Furniture and computer equipment was purchased during 2004 totaling $7,574 is being depreciated straight line over 3 to 5 years. Depreciation expense on the furniture and computer equipment during 2004 was $1,770.


NOTE 4 - INVESTMENTS

On January 28, 2004 the Company entered into a binding Memorandum of Understanding, "MOU", with DarkNoise Technologies Limited, a United Kingdom company, "DarkNoise". The Company advanced $50,000 in cash to DarkNoise during the first quarter of 2004 and an additional $20,000 during the second quarter of 2004 under the terms of the MOU. Also during the first quarter the Company paid a consultant 1,000,000 restricted common shares at a deemed value of $.03 per share to evaluate the transaction.

On March 18, 2005, as consideration for the $70,000 of cash paid by the Company, DarkNoise transferred to the Company intellectual property including inventions, pending patents, research and development and property relating to current joint development initiatives

NOTE 5 - COMMITMENT FEE

On September 23, 2004, the Company issued 3,333,333 restricted common shares valued at $250,000 to the Double U Master Fund, L.P. as a commitment fee for a Private Equity Credit Agreement which would enable the Company to raise up to $5,000,000 through the sale of its common stock. The commitment fee will be amortized over the two year life of the Agreement which will begin upon its registration with the Securities and Exchange Commission. The Company has not set a date for the registration of the Agreement.

The Company plans to incur expenditures for integrating the DarkNoise technology with MediaMax and work closely with SunnComm to integrate the two technologies. An estimated budget for the project has not yet been determined. Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.


NOTE 6 - CONVERTIBLE NOTE PAYABLE

On December 14, 2004, the Company issued a note for $50,000 accruing interest at an annual rate of 8% due and payable in full with one balloon payment on December 14, 2006. All principal and interest are convertible into common stock at $.025 per share at any time by the holder. The Company may not prepay the note without the consent of the holder. At December 31, 2004 accrued interest payable on the note was $167. All principal and accrued interest was convertible into 2,006,667 common shares at December 31, 2004.


NOTE 7 - INCOME TAXES

The Company does not provide any current or deferred income tax provision or benefit for any period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance because of the uncertainty regarding the utilization of the net operating loss carryforwards.

At December 31, 2004, the Company had net operating losses of approximately $4,859,000. Realized net operating loss carryforwards expire between 2017 and 2024 unless utilized by the Company.

Income tax expense does not differ from amounts computed by applying the U.S. Federal income tax rate of 34% except for the valuation allowance.

Future realization of the net realized deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on a 34% Federal income tax rate. The realized net operating losses expire over the next twenty years, as follows:

Expiration                                                   Amount
   2017                                                   $   199,000
   2018                                                   $   199,000
   2019                                                   $   136,000
   2020                                                   $    68,000
   2021                                                   $ 2,125,000
   2022                                                   $   427,000
   2023                                                   $   265,000
   2024                                                   $ 1,440,000
                                                         -----------
Total net operating loss available                        $ 4,859,000
                                                          ===========

In addition, the Company has write-downs of operating assets that are not realized for income tax purposes until final disposition of the assets. At December 31, 2004, there are approximately $4,708,000 of unrealized tax losses that will be recognized for income tax purposes upon final disposition in future periods. Upon recognition for tax purposes, these losses will increase the net operating loss available and be available to offset future taxable income for 20 years from the date or tax basis recognition.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases office space pursuant to a non-cancelable operating lease agreement. Future minimum lease payments pursuant to the lease as of December 31, 2004 were as follows:

2005        42,304
2006         7,100
          --------
           $49,404
          ========

     Rent expense was $40,525 for the year ended December 31, 2004.

Exclusive Marketing Agreement

On March 4, 2004 the Company entered into an Exclusive Marketing Agreement with SunnComm to market its commercial copy protection technology on CD's and all of its continuing upgrades. The exclusivity lasts as long as the Company is current in its payments and will continue in perpetuity. The Agreement provides the Company with 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires the Company to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first payment of $150,000 was made on March 30, 2004. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs.

DarkNoise Development and Royalty Agreements

On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives as consideration for the $70,000 previously advanced. Quiet Tiger plans to further develop the technology in order to ensure effectiveness and compatibility with MediaMax. The company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering. It is anticipated that this methodology could yield substantial incremental levels of protection within the current MediaMax technology.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.

NOTE 9 - STOCKHOLDERS' EQUITY

COMMON STOCK

In 1997, the Company completed the sale of common stock and warrants pursuant to a private placement as follows:

     o 1,599,036 units, at a price of $.31 per unit, consisting of 1,599,036 shares of common stock and warrants to purchase 1,599,036 shares of common stock at an exercise price of $.31 per share before June 2, 1998. Proceeds to the Company were $500,000, before costs of the offering of $430.

     o 1,279,223 units, at a price of $.78 per unit, consisting of 1,279,223 shares of common stock and warrants to purchase 1,279,223 shares of common stock at an exercise price of $.94 per share before October 31, 1998 (extended to October 31, 2000 at a reduced exercise price of $.23 per share). Proceeds to the Company were $1,000,000 before costs of the offering of $52,439.

Also,  in  1997  the  Company   issued  shares  of  common  stock  for  non-cash
consideration, as follows:

     o 159,906 shares for services, of which 95,944 shares are to officers and directors, valued at $50,000 ($.31 per share).

     o 1,439,129 shares to an officer/director as partial compensation for the acquisition of oil and gas prospects, valued at $300,000 ($.21 per share).

In 1998 the Company issued shares of common stock, as follows:

     o 137,514 shares for services to officers and directors, valued at $43,000 ($.31 per share which amount was reduced from $.91 per share by the Board of Directors).

     o 1,320,804 shares for $413,000 cash ($.31 per share) for exercise of common stock warrants.

In 1999 the Company issued 127,795 shares of common stock to officers and directors, for conversion of $44,953 in accounts payable ($.35 per share); and an officer/director forgave the repayment of $22,000 in accounts payable due to an entity controlled by him; and two directors/officers returned an aggregate 511,698 shares of common stock to the Company for no consideration.

In 2000, the Company completed the sale of common stock and warrants pursuant to a Prospectus as follows:

1,786,741 units, at a price of $.167 per unit, consisting of 1,786,741 shares of common stock and warrants to purchase 1,786,741 shares of common stock at an exercise price of $.167 per share before June 20, 2003. Proceeds to the Company were $ 300,000, before costs of the offering of $ 12,456.

On January 8, 2001 the Company issued 12,007,252 restricted shares of its common stock to four persons for plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set ups, real estate leases, fixtures and related equipment and other property with an estimated fair market value of $3.85 million. Also on that date the Company issued 2,027,198 shares of restricted common stock to one of the persons for $650,000, of which $600,000 was paid by the purchaser's secured promissory note, due March 31, 2003. Three of the purchasers became directors of the Company.

The purchasers represented that they had complete information about the Company and its business and properties and agreed to take the securities for investment. Certificates representing the shares bear restrictive legends and stop transfer instructions have been placed with the transfer agent. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act.

On May 31, 2001 the Company issued 182,447 restricted shares to its officers and directors for services provided during the year 2000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act.

On December 1, 2001 the Company received 236,331 of its own restricted common shares at a deemed value of $75,777 from a director as part of the sale of all of its oil and gas interests to the same director.

On May 3, 2002 the Company issued 23,837,710 restricted shares of its common stock to Project 1000, Inc., a wholly owned subsidiary of SunnComm Technologies Inc., for all the rights and the intellectual property pertaining to "Digital Content Cloaking Technology(TM)", known as MediaCloQ.

On June 15, 2002 the Company received 156,297 and 1,871,260 of its own restricted common shares for interest receivable of $50,114 and the cancellation of a $600,000 note, respectively, from an affiliate.

Also on June 15, 2002 the Company issued 1,398,346 of its own restricted common shares at a deemed value of $236,141 for unpaid expenses and services rendered through June 15, 2002.

On January 1, 2003 the Company agreed to issue an additional 55,712 common shares to a brokerage firm requiring more shares for shareholders of the Company as a result of the forward split from the previous year.

On January 14, 2003 the Company issued 265,957 restricted common shares to two accredited investors for $5,000 in cash. The shares were issued under Section 4(2) of the 1933 Securities Act.

On January 14, 2003 the Company issued 150,000 restricted common shares to a consultant that prepared a business plan valued at $1,500 for the Company during 2002. The shares were issued under Section 4(2) of the 1933 Securities Act.

On January 24, 2003 the Company issued 5,000,000 unrestricted shares and on February 19, 2003 an additional 5,000,000 unrestricted shares under its S-8 plan to an individual at a deemed value of $100,000 for assisting in structuring the Company, performing due diligence and negotiating agreements with potential acquisition candidates.

On January 30, 2004, the board of directors approved the issuance of 11,000,000 restricted common shares to its directors and officers for 2004 services to be rendered at the market price of the shares at the time of their issuance which was $.03 per share. The shares issued were held by the Company until the completion of service each quarter. All 11,000,000 shares were earned and released to the directors and officers during 2004. A total of 10,000,000 restricted common shares were also issued to a consultant at a deemed value of $.03 per share for consulting services pertaining to the transaction with DarkNoise Technologies, the sales commission agreement and general marketability


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

NOTE 9 - STOCKHOLDERS' EQUITY - continued

issues to sell the floppy disk burnishing equipment, the abandonment and marketability of MediaCloQ(TM) and general corporate matters. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On February 2, 2004, the Company issued 4,883,333 restricted common shares to directors and officers for services rendered and accrued for during 2003 at a deemed value of $146,500 and 1,169,616 restricted common shares for reimbursement of cash advances of $35,088. A total of 986,072 restricted common shares were issued to a non-affiliate for payment of $29,582 of accrued interest expense and cash advances made to the Company during 2003 and prior years. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

Also on February 2, 2004, the Company entered into subscription agreements with two accredited investors resulting in the Company issuing 13,333,333 restricted common shares for $425,000 in cash by June 30, 2004. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common shares of record at February 4, 2004 of Quiet Tiger, became effective to approve the issuance of 10,152,704 restricted common shares valued by the Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $108,860 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On March 19, 2004 the Company issued 500,000 restricted common shares to an accredited investor for $20,000 of cash. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On April 26, 2004 the Company issued 875,000 restricted common shares to an accredited investor for $35,000 of cash. The Company also received $15,000 in cash from an accredited investor that owed the Company $15,000 for subscribed shares at March 31, 2004. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

Also on April 26, 2004, the Company issued 146,012 restricted common shares in settlement of $11,681 of past due payables to two vendors. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On May 3, 2004 the Company issued 625,000 restricted common shares to an accredited investor for $25,000 of cash. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On June 25, 2004, the Company issued 50,000 restricted common shares to an employee for marketing services at a fair value of $4,000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On June 23, June 30, July 19, July 28, August 5, August 12 and September 1, 2004 the Company issued a total of 5,357,143 restricted common shares to an accredited investor for $275,000 of cash. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On September 20, 2004 the Company issued 50,000 restricted common shares and 400,000 warrants at various strike prices to an accredited investor for $25,000 of cash. The warrants issued were at the following strike prices; 50,000 at $.25 per share; 50,000 at $.50 per share; 50,000 at $.75 per share; 50,000 at $1.00 per share; 50,000 at $1.50 per share; 50,000 at $2.00 per share; 50,000 at $3.00 per share and 50,000 at $5.00 per share. The Company received $20,000 net of a finders fee of $5,000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On September 23, 2004, the Company issued 3,333,333 restricted common shares to Double U Master Fund, L.P. as a commitment fee for a Private Equity Credit Agreement at a fair value of $250,000. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.


QUASI REORGANIZATION

Effective January 1, 1997, the stockholders of the Company approved a plan of informal quasi reorganization. Pursuant to the plan, the Company's accumulated deficit of $504,648 as of the date of reorganization was eliminated and charged to additional paid-in capital.


WARRANTS

In 1997, the Company issued 736,032 warrants in conjunction with a private placement.

In 1998 the Company registered 1,871,260 shares of common stock for a contemplated public offering in Registration No. 333-64448 which was declared effective May 14, 1998. The offering was discontinued in late 1998 because the Company was unable to complete the sale of the minimum number of shares offered. None of the registered shares were sold. In 1999, the Company re-registered the shares with a view towards recommencement of the public offering. Due to deterioration in the market for public companies in the oil and gas business segment, the offering was again deferred before the post-effective amendment to the registration statement was made effective. During the second quarter of 2000, the Company filed a post-effective registration statement (no. 333-47699) and recommenced the offering, which included shares of common stock and common stock purchase warrants. The offering was completed December 29, 2000 and the Company sold 1,871,260 shares of common stock and 1,871,260 stock purchase warrants, each warrant exercisable to purchase one share of common stock at an exercise price of $.16 per share. Registrant received $300,000 in gross proceeds and a net of $287,000 of offering costs of $ 287,000. The Company utilized all of the proceeds from the offering in connection with start up of the floppy disk business.

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

NOTE 9 - STOCKHOLDERS' EQUITY - continued

At December 31, 2002 the status of outstanding warrants is as follows:

                              Shares         Exercise
            Issue Date       Exercisable     Price      Expiration Date
            ----------       -----------     --------   ---------------
        October 31, 1997       736,032       $ .24      March 31, 2003 (1)
        December 29, 2001    1,871,260       $ .16       June 20, 2003

During 2003 all of these warrants were not exercised and expired. No additional warrants were issued during 2003. There were no warrants outstanding at December 31, 2003.

During 2004, the Company issued 900,000 warrants in conjunction with two private placements. No warrants were exercised during 2004.

At December 31, 2004 the status of outstanding warrants is as follows:

                                              Average
                              Shares         Exercise
            Issue Date       Exercisable      Price       Expiration Date
            ----------       -----------     --------     ---------------
           July 1, 2004         500,000        $ .25         June 30, 2006
        September 20, 2004      400,000       $ 1.75 (1)   September 30, 2006

     (1) All exercise prices of the warrants range from $.25 per share to $5.00 per share.


STOCK OPTION PLAN

In July 1997 the Company adopted its 1997 Statutory and Nonstatutory Incentive Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and nonstatutory stock options to purchase an aggregate 623,753 shares of common stock to directors, officers, employees and consultants of the Company. The Plan is administered by the Board of Directors.

The Plan provides that incentive stock options be granted at an exercise price equal to the fair market value of the common shares of the Company on the date of the grant and must be at least 110% of fair market value when granted to a 10% or more shareholder. The exercise term of all stock options granted under the Plan may not exceed ten years, and no later than three months after termination of employment, except the term of incentive stock options granted to a 10% or more shareholder, which may not exceed five years.

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NOTE 9 - STOCKHOLDERS' EQUITY - continued

The status of outstanding options granted pursuant to the 1997 Plan was as follows:

                                   Wtd. Average    Weighted      Wtd. Average
                        Number of    Exercise    Average Fair      Exercise
                         Shares       Price           Value          Price
                        ---------   -----------   -----------    -------------
Options Outstanding at
December 31, 2000         436,630     $.32-$.56          $.51        $.32-$.80
                        ---------   -----------   -----------    -------------

Options Outstanding at
 December 31, 2001        436,630     $.32-$.56          $.51         $.32-.80
(436,630 exercisable)
Cancelled                 (81,091)    $.32-$.35          $.34        $.32-$.35
                        ---------   -----------   -----------    -------------

Options outstanding at
December 31, 2002
(355,539 exercisable)     355,539         $ .56         $ .56             $.56
Cancelled                (249,501)        $ .22         $ .22             $.22
                        ---------   -----------   -----------    -------------

Options outstanding at
December 31, 2003

(106,038 exercisable)     106,038         $ .56          $.56             $.56
Cancelled                 (62,375)        $ .56          $.56             $.56
Issued                    249,999         $ .20          $.20             $.20

                        ---------   -----------   -----------    -------------

Options outstanding at
December 31, 2004
(293,662 exercisable)     293,662     $.20-$.56        $ .25             $.25
                        =========    ==========    ==========     ============


The weighted average remaining contractual life of options outstanding at December 31, 2004 was 2.8 years.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share for 2004 and 2003 would be unchanged in each year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made in 1997 and 1998: dividend yield of 0%; expected volatility of 0%; discount rate of 5.25%; and expected life of 10 years.

In 2004, the Company recognized as compensation expense $641 for 249,999 options issued during the year at a strike price of $.20 per share to an officer of the Company, pursuant to APB No. 25. There were no other options issued during 2004. The fair value for these options was estimated at the date of each grant using the Black-Scholes option valuation model, with the following weighted average


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NOTE 9 - STOCKHOLDERS' EQUITY - continued

assumption for 2004 (there were no option grants during 2003): risk free interest rates of 2.89% to 3.25% in 2004; a dividend yield of 0%; and a volatility factor of .860 to 1.409 in 2004. In addition, the fair value of these options was estimated based on an expected life of three years.

In 1997, the Company recognized as compensation expense $100,500 for 436,630 options issued October 30, 1997 to Officers/Directors, pursuant to APB No. 25, and $2,332 for 10,000 options issued to non-employees, pursuant to SFAS No. 123. Those options were issued at an exercise price of $.22 per share less than the then private placement cost of common stock.


STOCK SPLIT & CONSOLIDATION

Effective January 1, 1997 the Company effected a 10-into-1 reverse stock split. The Company did not change the authorized number of common shares or par value of the common stock. All information in these notes and the accompanying financial statements gives retroactive effect to the 10-into-1 reverse stock split.

On December 24, 2001, the Company effected a share consolidation of one new common share for each fifteen pre-consolidated shares.

On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.

All of the common authorized and issued shares were affected by the consolidation of December 24, 2001 and forward stock split of June 28, 2002. The Company has restated the prior periods to reflect this share consolidation to January 1, 1997.


NOTE 10 - RELATED PARTY TRANSACTIONS

During 2003, SunnComm Technologies, Inc. paid general and administrative expenses on behalf of the Company in the amount of $56,786. At December 31, 2003, the Company owed SunnComm $139,199.

At December 31, 2003, the Company owed $146,500 in compensation expense for services provided by its officers during 2003. On February 2, 2004, the Company paid the $146,500 due to officers by issuing 4,883,333 restricted common shares to them.

On January 30, 2004, the Company issued 11,000,000 restricted common shares to its three directors, two of which were officers, for services to be rendered during 2004 at a deemed value of $82,500. All services were rendered as of December 31, 2004.

On February 2, 2004, the Company issued 4,883,333 restricted common shares to directors and officers for services rendered during 2003 at a deemed value of $146,500 and 1,169,616 restricted common shares for reimbursement of cash advances of $35,088. A total of 986,072 restricted common shares were issued to a non-affilate for payment of $29,582 of accrued interest expense and cash advances made to the Company during 2003 and prior years. The issuance of the stock was exempt from registration under Section 4(2) of the Securities Act. No underwriter was involved in the offer of sale of the shares.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common shares of record at February 4, 2004 of Quiet Tiger, became effective to approve the issuance of 10,152,704 restricted common shares valued by the Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $108,860 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides the Company with 40% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and requires Quiet Tiger to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The first such payment was made on March 31, 2004. Once annual gross revenues of $3,600,000 are achieved, the Company will receive 50% of all revenues derived from licensing agreements. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify the Company against consumer complaints and product related litigation.

During the year ended December 31, 2004, the Company paid $18,000 a month for ten months to SunnComm International, Inc. for administrative and accounting services. The agreement with SunnComm International, Inc. is on a month to month basis.


NOTE 11 - SEGMENT REPORTING

During 2002 and 2003, there were no operating expenses attributable to the enhancement or marketing of the Company's Intellectual Property. At December 31, 2003, the Company impaired all of its MediaCloQ technology for $674,629 due to the determination that it could not be sold due to its inability to work on all DVD players.

During 2003, the Company reduced the net realizable sales value on its floppy disk equipment to $100,000 and subsequently fully impaired the equipment during 2004. The Company is attempting to sell the disk manufacturing equipment and has discontinued its operation. Expenses incurred directly related to the overhead expenses of its disk manufacturing segment were $6,600 and $6,480 for the years ended December 31, 2003 and 2004.


NOTE 12 - FINANCIAL INSTRUMENTS

FAIR VALUE

The fair values of cash, accounts receivable, accounts payable and short-term debt approximate their carrying values due to the short-term nature of these financial instruments.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company maintains cash accounts at two financial institutions. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts.

NOTE 13 - SUBSEQUENT EVENTS

On March 2, 2005, the Company electronically filed a definitive information statement on Schedule 14C with the Securities and Exchange Commission about a majority of the shareholders approving the changing of the Company's name to MediaMax Technology Corporation.

On February 23, 2005, Quiet Tiger reached an agreement with Top Hits Entertainment and Mediaport Entertainment to include MediaMax content protection and enhancement technology within specialized unmanned music vending machines to be installed in retail locations throughout the U.S. The partnership will provide customers with an extensive content choice via an unmanned, automated point-of-sale kiosk. The patent pending process allows music buyers to purchase full-length music CDs, create their own labeled compilation CDs or download entire albums or specific tracks to a portable music player.

The partners are in the final stages of approval for pilot programs with major retail organizations. The Company anticipates implementation of these programs during 2005.

                         MEDIAMAX TECHNOLOGY CORPORATION
                              FKA QUIET TIGER INC.
                           CONSOLIDATED BALANCE SHEET
                                    UNAUDITED
                                At June 30, 2005

                                     ASSETS

CURRENT ASSETS:
   Cash                                             $      1,072
   Deferred reorganization costs                          72,915
   Advances to affiliate                                  10,275
                                                    ------------
Total current assets                                      84,262

OTHER ASSETS:
   Furniture and equipment, net                            5,824
   Finance fee                                           250,000
   Investments                                           100,000
   Exclusive marketing agreement, net                  1,521,645
   Deposits                                               11,129
                                                    ------------
Total assets                                        $  1,972,860
                                                    ============

                                  LIABILITIES
CURRENT
   Accounts payable                                 $    465,273
                                                    ------------
Total current liabilities                                465,273

   Note payable                                          150,000
                                                    ------------
                                                         615,273
                                                    ------------
STOCKHOLDERS' EQUITY

 Preferred stock, $.001 par value,                             0
   50,000,000 shares authorized, none issued
Common stock, $.001 par value, 350,000,000 shares        182,794
   authorized, 182,794,325 issued and outstanding

Additional paid-in capital                            11,448,522
Additional paid-in capital stock options                 100,500
Accumulated (deficit)                                (10,374,229)
                                                    ------------
Total stockholders' equity                             1,357,587
                                                    ------------

Total liabilities and stockholders' equity          $  1,972,860
                                                    ============

See accompanying notes to these unaudited consolidated financial statements.

                         MEDIAMAX TECHNOLOGY CORPORATION
                              FKA QUIET TIGER INC.
                      CONSOLIDATED STATEMENTS OF OPERATION
                                    UNAUDITED



                                               Three months ended                 Six months ended
                                                     June 30,                          June 30,
                                             2005             2004             2005             2004
                                       -------------    -------------    -------------    -------------
REVENUES
Licensing revenue                      $      85,652    $      30,064    $      99,438    $      45,037
                                       -------------    -------------    -------------    -------------
Total Revenue                                 85,652           30,064           99,438           45,037


OPERATIING EXPENSES
General and administrative                   160,544          233,427          303,272          371,737
Sales & marketing                             44,461           70,395          247,741           76,505
Consulting                                    11,600            1,250           33,100          291,330
Legal & accounting                            67,449           27,199          112,526           27,199
Interest expense                               2,244                0            4,581                0
Amortization and depreciation                101,821          101,821          203,642          101,821
                                       -------------    -------------    -------------    -------------
Total Operating Expenses                     388,119          434,092          904,862          868,592


Net (Loss)                             ($    302,467)   ($    404,028)   ($    805,424)   ($    823,555)
                                       =============    =============    =============    =============


(LOSS) INCOME PER SHARE:
Basic and diluted (loss) per share     ($       0.00)   ($       0.00)   ($       0.00)   ($       0.01)


WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and diluted                      182,794,325      171,108,045      182,647,916      132,712,769
                                       =============    =============    =============    =============

See accompanying notes to these unaudited consolidated financial statements.

             MEDIAMAX TECHNOLOGY CORPORATION (FKA QUIET TIGER, INC.)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    UNAUDITED


                                                       Paid-In      Stock  Subscriptions   Deferred   Accumulated
                                 Shares    Amount      Capital    Options   Receivable   Compensation  (Deficit)          Total
                             ------------ --------- ------------ --------- ------------- ------------ ------------ ---------------
Balance at December 31, 2003   55,432,778   $55,433   $7,408,951  $100,500            $0           $0  ($8,028,064)      ($463,180)
Shares issued in private
   placement for cash          17,690,476    17,690      612,310                                                           630,000
Shares issued for debt         17,337,738    17,337      510,095                                                           527,432
Shares issued for exclusive
   marketing agreement         64,000,000    64,000    1,856,000                                                         1,920,000
Shares issued for services     21,050,000    21,050      612,950                             (165,000)                     469,000
Net (Loss) for the six months
  ended  June 30, 2004                                                                                    (823,555)       (823,555)
                             ------------ --------- ------------ --------- ------------- ------------ ------------ ---------------
Balance at June 30, 2004      175,510,992   175,510   11,000,306   100,500             0     (165,000)  (8,851,619)      2,259,697
                             ============ ========= ============ ========= ============= ============ ============ ===============


Balance at December 31, 2004  181,894,325  $181,894  $11,413,922  $100,500            $0           $0  ($9,568,805)     $2,127,511
Shares issued for services        500,000       500       21,000                                                            21,500
Shares issued for payables        400,000       400       13,600                                                            14,000
Net (Loss) for the six months
   ended June 30, 2005                                                                                    (805,424)       (805,424)
                             ------------ --------- ------------ --------- ------------- ------------ ------------ ---------------
Balance at June 30, 2005      182,794,325  $182,794  $11,448,522  $100,500            $0           $0 ($10,374,229)     $1,357,587
                             ============ ========= ============ ========= ============= ============ ============ ===============

See accompanying notes to these unaudited consolidated financial statements.

             MEDIAMAX TECHNOLOGY CORPORATION (FKA QUIET TIGER, INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    UNAUDITED

                                                                            Three months ended             Six months ended
                                                                                  June 30,                      June 30,
                                                                            2005           2004           2005           2004
                                                                        -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net (loss) for the period                                                (302,467)      (404,028)      (805,424)      (823,555)
   Adjustments to reconcile net
     cash used by operations:
       Amortization and depreciation expense                                101,821        101,821        203,642        101,821
       Common stock issued for services                                           0         86,500         35,500        439,000
       Common stock issued for payables                                           0         11,681              0         11,681
Changes in assets and liabilities:
       (Increase)/decrease  in  receivable from affiliates                  169,889        (39,663)       253,706       (183,097)
       (Increase)/decrease  in  deferred reorganization costs                (6,847)             0        (72,915)             0
       (Increase)/decrease  in  prepaid expenses                                  0              0              0              0
       (Increase)/decrease  in  deposits                                          0           (479)             0           (479)
       Increase/(decrease) in accounts payable                               33,690         (6,660)       281,142         27,309
       Increase/(decrease) in payable to affiliates                               0         76,766              0         67,148
       Increase/(decrease) in accrued interest                                2,244              0          4,581              0
                                                                        -----------    -----------    -----------    -----------
Net cash (used) by operating activities                                      (1,670)      (174,062)       (99,768)      (360,172)
                                                                        -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Cash paid for equipment                                                           0              0              0         (7,714)
Investment in DarkNoise Technologies                                              0        (20,000)             0        (70,000)
Cash payment on assumed debt under exclusive marketing agreement                  0              0              0        (25,000)
                                                                        -----------    -----------    -----------    -----------
Net cash (used) in investing activities                                           0        (20,000)             0       (102,714)
                                                                        -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of common stock                                                0        300,000        100,000        630,000
Proceeds from sale of debenture                                                   0              0              0              0
                                                                        -----------    -----------    -----------    -----------
Net cash (used) in financing activities                                           0        300,000        100,000        630,000
                                                                        -----------    -----------    -----------    -----------

Net Increase (decrease) in cash                                              (1,670)       105,938            232        167,114
Cash at beginning of period                                                   2,742         62,016            840            840
                                                                        -----------    -----------    -----------    -----------
Cash at end of period                                                         1,072        167,954          1,072        167,954
                                                                        ===========    ===========    ===========    ===========

Interest expense                                                        $     2,244    $         0    $     4,581    $         0
                                                                        -----------    -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Issuance of 64,000,000 common shares and assumption of                  $         0    $         0    $         0    $ 2,028,860
 $108,860 of debt for and exclusive  marketing agreement with           -----------    -----------    -----------    -----------
 SunnComm International Inc.

Issuance of common shares for unearned services                         $         0    $    82,500    $         0    $   165,000
                                                                        -----------    -----------    -----------    -----------
Payment of debenture and accrued interest for 886,073                   $         0    $         0    $         0    $    26,582
 common shares                                                          -----------    -----------    -----------    -----------

Payment of debt to affiliates for 16,305,653 common shares              $         0    $         0    $         0    $   489,169
                                                                        -----------    -----------    -----------    -----------
Issuance of 1,000,000 shares for consulting fees pertaining             $         0    $         0    $         0    $    30,000
 to acquisitions                                                        -----------    -----------    -----------    -----------

See accompanying notes to these unaudited consolidated financial statements.

                         MEDIAMAX TECHNOLOGY CORPORATION
                             (FKA QUIET TIGER, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED JUNE 30, 2005

The unaudited financial statements included herein were prepared from the records of the Company in accordance with Generally Accepted Accounting Principles. These financial statements reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's Forms 10-QSB and 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2004. The current interim period reported herein should be read in conjunction with the Company's Form 10-KSB subject to independent audit at the end of the year.

On March 1, 2005, the Company filed a Definitive Schedule 14C with the Securities and Exchange Commission stating that the holders of a majority of the outstanding shares of the Company's common stock took action by written consent changing the name of the company from Quiet Tiger Inc. to MediaMax Technology Corporation.

On March 18, 2005, the Company received all the required signatures from DarkNoise Technologies Ltd., "DarkNoise", pertaining to an Intellectual Property Transfer Agreement whereby DarkNoise will transfer patent applications and related documentation, technology demonstrators and prototypes to the Company.

On June 11, 2005, the Company entered into an Agreement and Plan of Merger (the "Agreement") with SunnComm International, Inc. ("SunnComm"). The Agreement provides for the Company to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005.

The Agreement provides for the issuance of the Company's common shares in exchange for all of the outstanding common shares of SunnComm on a one-for-one basis. The consummation of the merger is subject to the issuance of a fairness opinion from an independent valuation expert. Additional conditions to the consummation of the merger include, but are not limited to, audited financial statements, the registration with the SEC of the Company's shares to be issued in the transaction and shareholder approval of the merger by a majority of the shareholders of both companies.

The Agreement provides for the directors of SunnComm to become board members of the Company and for SunnComm's president, Peter H. Jacobs, to serve as the Chief Executive Officer. It also provides for an amendment to the existing exclusive marketing agreement with SunnComm whereby any defaults on the part of the Company are waived by SunnComm through July 31, 2005, and the earliest that SunnComm can exercise any right of termination due to any default by the Company is March 31, 2006.

On June 30, 2005 the Company filed its third post effective amendment to a registration statement originally filed on June 29, 2004 with the Securities and Exchange Commission which registered 96,290,414 common shares owned by SunnComm International, Inc. The registration statement allows SunnComm International Inc. to sell the registered shares in accordance with the plan of distribution described in the registration statement.

GOING CONCERN AND OPERATIONS

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

At June 30, 2005, the Company had negative working capital of $381,011 which is not sufficient working capital to fund its planned operations during the next twelve months.

Additional funding will be required to maintain its Exclusive Marketing Agreement for MediaMax with SunnComm International Inc. and to finance general and administrative expenses. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. In order to meet the Company's continuing financing needs, management of the Company intends to raise working capital through the sale of its disk manufacturing equipment, common stock or other securities, and ultimately achieving profitable operations.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTATEMENT OF SHARE AMOUNTS

On December 24, 2001, the Company effected a share consolidation of one new common share for each fifteen pre-consolidated shares.

All of the common authorized and issued shares were affected by the consolidation of December 24, 2001 and forward stock split of June 28, 2002. All share amounts in this entire report are stated post reverse of December 24, 2001 and post forward stock split of June 28, 2002 unless otherwise indicated. The Company has restated the prior periods to reflect this share consolidation to January 1, 1997.

On June 28, 2002, the Company effected a forward stock split of 9.3563 shares for 1 share.


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions were eliminated.


INTANGIBLE ASSETS

The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. The Company's intangible assets will be subject to amortization when put into productive use.


LONG-LIVED ASSETS

On January 1, 2002, the Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company evaluates its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts exceed the fair values of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

SHARE BASED COMPENSATION


SFAS No. 123" Accounting for Stock-Based Compensation" defines fair value based methods of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose supplementally the pro forma effects on net income and earnings per share of using the new measurement criteria.

During the second quarter of 2004 the Company issued options to purchase 83,333 common shares at $.20 per share and options to purchase 62,375 common shares at $.56 were cancelled. During the third quarter of 2004, the Company issued options to purchase 83,333 common shares at $.20 per share. Also during the third quarter, the Company issued warrants to purchase 900,000 common shares at strike prices from $.25 to $5.00 per share with expiration dates ranging from June 30, 2006 to September 30, 2006. During the fourth quarter the Company issued options to purchase 83,333 common shares at $.20 per share. Also during the fourth quarter, the Company issued a $50,000 debenture convertible into 2,000,000 shares of common stock.

During the first quarter of 2005 the Company issued options to purchase 83,333 common shares at $.20 per share to an employee. Also during the first quarter of 2005 two convertible promissory notes were issued for $100,000 convertible into 4,000,000 common shares at $.025 per share.

During the second quarter of 2005 the Company issued options to purchase 83,333 common shares at $.20 per share to an employee.

         Common stock equivalents outstanding at June 30 were as follows:


                                        2005                      2004
                              -------------------------  -----------------------
                                 # of    Avg. Exercise     # of    Avg. Exercise
                                common     price per      common     price per
                                shares      share         shares       share

Outstanding stock options
convertible into common stock

Options Outstanding (1)         460,329      $0.234       126,996         $0.320
                              ---------  ----------   -----------   ------------

Outstanding warrants
convertible into common stock

Warrants Outstanding (2)        900,000      $0.920             0         $0.000
                              ---------  ----------   -----------   ------------

Outstanding Notes
convertible into common stock

Convertible Notes             6,000,000      $0.025             0         $0.000
 Outstanding (3)              ---------  ----------   -----------   ------------


(1)  All options issued and outstanding expire on October 30, 2007.
(2) A total of 500,000 issued and outstanding warrants at a strike price at $.25 per share expire on June 30, 2006. A total of 400,000 issued and outstanding warrants at a weighted average strike price of $1.75 per share ranging from $.25 per share to $5.00 per share all expire on September 30, 2006.
(3) Three debentures totaling $150,000 are convertible at $.025 per share into 6,000,000 common shares at the option of the Holder and all expire on December 31, 2006. Accrued interest at June 30, 2005 of $4,748 is also convertible into 189,917 shares of common stock at $.025 per share at the option of the Holder.



EQUIPMENT

The floppy disk burnishing equipment was originally stated at cost and subsequently fully impaired to reflect its fair value. The equipment is held for sale. A modified units of production method, that was based upon units produced subject to a certain minimum level, was used to depreciate substantially all disk manufacturing equipment. The straight line method is used for all other equipment. The estimated depreciable lives range from 3 to 5 years for machinery, equipment and fixtures.


INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

The Company recognizes licensing revenue during the period the implementation of its copy management program is placed on a CD or DVD by the customer. This event typically occurs at the manufacturing stage of the CD or DVD. The Company relies on unit production reports from its customers as its basis for revenue recognition. No future performance obligation exists once the copy management program is delivered by the Company.


(LOSS) PER COMMON SHARE

(Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible debt and equity instruments such as debentures and stock options are not considered in the calculation of net loss per share, as their inclusion would be antidilutive.


EQUIPMENT HELD FOR SALE

On January 8, 2001, the Company acquired plant, equipment and other assets, including specialized manufacturing equipment, manufacturing set-ups, real estate lease, fixtures and related equipment and other property with an estimated fair value of approximately $4.0 million. In consideration for the acquisition of the assets, the Company issued 12,007,258 shares of its restricted common stock to the sellers. In determining the amount of the Company's consideration for the assets, the parties estimated the present fair market value of all such assets to be equivalent to approximately $.32 per share issued.

The equipment has been fully impaired and is currently idle in a storage facility waiting to be sold.


DEFERRED REORGANIZATION COSTS

On June 11, 2005, the Company entered into an Agreement and Plan of Merger (the "Agreement") with SunnComm International, Inc. ("SunnComm"). The Agreement provides for the Company to acquire SunnComm in a reverse merger and supersedes the non-binding letter of intent previously agreed to by both companies on March 30, 2005. The Company has incurred $72,915 of costs pertaining to the Agreement to acquire all of the outstanding common shares of SunnComm International Inc. on a proposed 1 for 1 exchange ratio subject to certain conditions.


The Company anticipates incurring additional expenses prior to the successful acquisition of all of the outstanding common shares of SunnComm whereupon all costs incurred would be reclassified as a reorganization expense to shareholders equity. In the event that the Company is not successful it will expense all deferred reorganization costs within the period that the determination was made.


INTANGIBLES

On January 28, 2004 the Company entered into a binding Memorandum of Understanding, "MOU", with DarkNoise Technologies Limited, a United Kingdom company, "DarkNoise" which was changed by a definitive agreement on March 18, 2005.

The Company advanced $50,000 in cash to DarkNoise during the first quarter of 2004 under the original terms of the MOU. Also during the first quarter the Company paid a consultant 1,000,000 restricted common shares at a deemed value of $.03 per share to evaluate the transaction. During the second quarter of 2004, the Company advanced an additional $20,000 in cash.

The definitive agreement provided the Company with all of the Intellectual Property patent applications and related documentation, technology demonstrators and prototypes of Darknoise. The Company plans to engage SunnComm International, Inc., "SunnComm", and an institutional leader in the development of audio processing and music engineering technologies to further develop the intellectual property so that it can be integrated with SunnComm's MediaMax technology.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.


FINANCING FEE

On September 23, 2004, the Company issued 3,333,333 restricted common shares valued at $250,000 to the Double U Master Fund, L.P. as a commitment fee for a Private Equity Credit Agreement which would enable the Company to raise up to $5,000,000 through the sale of its common stock. The commitment fee will be amortized over the two year life of the Agreement which will begin upon its registration with the Securities and Exchange Commission. The Company has not set a date for the registration of the Agreement.


EXCLUSIVE MARKETING AGREEMENT

On June 11, 2005 the Exclusive Marketing Agreement, "Marketing Agreement", was amended as part of the Definitive Agreement for the Company to acquire SunnComm in a reverse merger. The agreement prohibited SunnComm to terminate the Marketing Agreement prior to March 31, 2006 and relieved the Company from its obligation to advance cash to SunnComm for advance royalty payments until July 31, 2005. All the other terms of the original Marketing Agreement remained the same.

On March 4, 2004 the written consent, of a majority of disinterested outstanding common share holders of record at February 4, 2004 of the Company, became effective to approve the issuance of 10,152,704 restricted common shares valued by the Company at $.03 per share to SunnComm Technologies, Inc., "SunnComm", for $304,581 of debt incurred for cash advances and administrative and overhead expenses charged to the Company and to approve the issuance of 64,000,000 restricted common shares valued by the Company at $.03 per share for a total consideration of $1,920,000 to SunnComm and the assumption of a $110,000 outstanding debt due to a consultant for an Exclusive Marketing Agreement with its commercial copy protection technology on CD's and all of its continuing upgrades. The Agreement provides the Company with 40% of the revenues derived from all existing licensing agreements held by SunnComm and future revenue generating agreements for the technology. When annual gross revenues of $3.6 million are achieved, the Company will receive 50% of the licensing revenues. The agreement also requires the Company to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs. SunnComm also agreed to indemnify the Company against consumer complaints and product related litigation.


ACCOUNTS PAYABLE

The Company's accounts payable are comprised of vendors that it deals with on a month to month basis. Included in accounts payable is a liability of $283,860 to an entertainment consultant for marketing services.


CONVERTIBLE NOTES

The Company has three convertible promissory notes outstanding to the same holder for a total of $150,000 at 8% per annum. All accrued interest and principal on all three notes are due and payable in one balloon payment in full on December 31, 2006. Accrued interest at June 30, 2005 on all notes was $4,748.


COMMITMENTS AND CONTINGENCIES

Operating Lease


The Company leases office space pursuant to a non-cancelable operating lease agreement. Future minimum lease payments pursuant to the lease as of June 30, 2005 were as follows:

         2005        24,133
         2006         7,100
                   --------
                    $31,233
                   ========


Rent expense was $23,982 for the six months ended June 30, 2005.

Exclusive Marketing Agreement


On June 11, 2005 the Company entered into an Amended Exclusive Marketing Agreement with SunnComm to market its commercial copy protection technology on CD's and all of its continuing upgrades. The exclusivity lasts as long as the Company is current in its payments and will continue in perpetuity. The Agreement provides the Company with approximately 50% of the revenues derived from all existing licensing agreements held by SunnComm for the technology and after July 31, 2005 it requires the Company to advance $138,000 a month against future royalties and an additional $12,000 for services being provided by SunnComm. The Exclusive Marketing Agreement gives the Company the exclusive marketing rights for SunnComm's optical media enhancement and control technologies. Under the terms of the Exclusive Marketing Agreement, the Company must pay for all of its sales and marketing costs and SunnComm must pay for all of its development and upgrade costs.



DarkNoise Development and Royalty Agreements


On March 18, 2005, the Company reached a definitive agreement with DarkNoise to transfer only intellectual property and select equipment including inventions, pending patents, research and development and property relating to current joint development initiatives as consideration for the $70,000 previously advanced. The Company plans to further develop the technology in order to ensure effectiveness and compatibility with SunnComm's MediaMax technology. The Company intends to share the research and development to date and the intellectual property with SunnComm and one of its strategic technology partners in the academic community, which specializes in audio processing and music engineering. It is anticipated that this methodology could yield substantial incremental levels of protection within SunnComm's MediaMax technology.

Once developed and integrated, the Agreement requires the Company to undertake sales and marketing of the product. DarkNoise will receive a 25% royalty on the incremental net revenues generated by the inclusion of the technology with the product or products being marketed by the Company at that time.


Consulting Agreements

On January 7, 2005 the Company contracted with Edgecombe Consulting, LLC, "Edgecombe", for consulting services pertaining to a potential merger with SunnComm International, Inc. and to seek potential joint venture partners. The agreement provides for Edgecombe to receive a total of 1,400,000 restricted common shares at the rate of 350,000 restricted common shares at the end of each quarter until December 31, 2005. The Company owed Edgecombe 700,000 restricted common shares at June 30, 2005.

On April 15, 2005, the Company signed an agreement with a broker dealer to raise approximately $5 million for the Company by July 31, 2005 and to provide advisory services pertaining to the proposed acquisition of SunnComm. The agreement expired on July 31, 2005. During the term of the agreement, the Company made payments totaling $30,000 for an Advisory Fee and unaccountable expenses.

STOCKHOLDERS' EQUITY


During the first quarter of 2005, the Company issued a total of 900,000 common shares at a fair value of $35,500 under its 2004 Employee and Consultants Stock Compensation Plan to an individual for legal and consulting services.


The Company did not issue any shares during the second quarter of 2005.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

The corporation shall, to the fullest extent permitted by Nevada law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director or officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by Nevada law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against such liability. The indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The indemnification provisions shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

                  Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                  Amount
                                              --------------
 Legal fees and expenses                       $  20,000.00
 Accountants' fees and expenses                $   2,500.00
 Transfer agent fees                           $     100.00
 SEC registration fee and miscellaneous        $   2,000.00
                                             --------------
       Total                                   $  24,600.00

The Registrant will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

All securities sold in the past three years through June 30, 2005 have been reported in previous quarterly filings on Form 10-QSB and annual filings on Form 10-KSB.The only shares issued after June 30,2005 were on September 1,2005 when we issued 1,000,000 unregistered restricted securities to two individuals for services to be provided under a consulting agreement.

EXHIBITS

The following exhibits are filed as part of this Registration Statement:

    Exhibit                   Description
--------------------------------------------------------------------------------

3.1 (1)Restated Articles of Incorporation of Eastern Star Mining, Inc., changing its authorized common stock to 95,000,000 and authorized preferred stock to 5,000,000 as filed with the Nevada Secretary of State February 7,1997.

3.1 (1) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., effecting a ten-into-one reverse stock split as filed with the Nevada Secretary of State May 19,1997.

3.1 (1) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., changing its name to Eastern Star Holdings, Inc. as filed with the Nevada Secretary of State May 28,1997.

3.1 (1) Certificate of Amendment of Articles of Incorporation of Eastern Star Holdings, Inc. changing its name to Fan Energy, Inc., as filed with the Nevada Secretary of State December 10,1997.

3.1 (2) Certificate of Amendment of Articles of Incorporation of Fan Energy, Inc., as filed with the Nevada Secretary of State December 27,2001 reducing the authorized common shares to 6,333,334.

3.1 (3) Certificate of Amendment of Articles of Incorporation of Fan Energy, Inc., as filed with the Nevada Secretary of State May 10, 2002reducing the authorized common shares to 2,349,600.

3.1 (4) Certificate of Amendment of Articles of Incorporation of FanEnergy, Inc., as filed with the Nevada Secretary of State June 28, 2002 increasing the authorized common shares to 59,256,573.

3.1 (5) Certificate of Amendment of Articles of Incorporation of Fan Energy, Inc., as filed with the Nevada Secretary of State February 18,2003 Changing the name to Quiet Tiger, Inc. and increasing the authorized common shares to 350,000,000 and increasing the authorized preferred shares to 50,000,000.

3.2  (1) Bylaws of Registrant adopted December 31,1997.

3.3 Certificate of Amendment of Articles of Incorporation of Quiet Tiger, Inc. as filed with the Nevada Secretary of State March 23,2005 changing the name to MediaMax Technology Corporation.

5.1  Legal Opinion and Consent of Counsel.

10.1 (1) 1997 Incentive and Nonstatutory Stock Option Plan.

10.2 (1) 2003 Incentive Stock Option Plan.

10.3 (7) Memorandum of Understanding with DarkNoise Technologies Limited.


10.4 (6) Exclusive Marketing Agreement with SunnComm International Inc dated February 2,2004.

    Exhibit                   Description
--------------------------------------------------------------------------------
10.5 (7) Lease Agreement with COFCO Investment Company, L.L.C.

10.6 (7) Year 2004 Employees and Consultants Stock Compensation Plan.


10.7 (12) First Amended and Restated Exclusive Marketing Agreement dated June 11,2005.


10.8 (15) Second Amended and Restated Exclusive Marketing Agreement dated September 21,2005

10.9 First Amendment to Agreement and Plan of Merger dated November 2,2005.

10.10 Amendment to Consulting Agreement with Granite Associates,Inc.

10.11Transition  and  Consulting  Agreement  with Peter H. Jacobs dated November
     2,2005.

10.12 Employment Agreement with Kevin M. Clement dated November 2,2005 to be effective November 21,2005.


21.1 Subsidiary of the Registrant on Exhibit 21.1 on Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

23.1 (7) Consent of Semple & Cooper, LLP, Certified Public Accountants dated July 13,2004

23.2 (7) Consent of James C. Marshall, CPA, P.C., Independent Public Accountants dated July 13,2004

23.3 (13)Consent of Semple & Cooper, LLP, Certified Public Accountants dated April 8,2005

23.4 (14) Consent of Semple & Cooper, LLP, Certified Public Accountants dated June 20,2005


23.5 (15)Consent of Semple & Cooper, LLP Certified Public Accountants dated September 27,2005.

23.6 Consent of Semple & Cooper, LLP Certified Public Accountants dated November 3,2005.


99.1 Listing of all SunnComm International Inc. shareholders of record at September 30,2004 that received a total of 23,879,049 MediaMax Technology Corporation common shares.

(1) Incorporated by reference to Registration Statement No. 33-64448 on Form SB-2, which became effective May 14,1998.

(2) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on December 24,2001.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on May 10,2002.

(4) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on July 3,2002.

(5) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on April 24,2003.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 12,2004 on issuance of restricted common shares and assumption of debt for an Exclusive Marketing Agreement with SunnComm International Inc.

(7)  Incorporated by reference to our SB-2 filed with the Commission on July 13,

(8) Incorporated by reference to Definitive Information Statement on Form 14C filed on March 2,2005 regarding shareholder approval on change of name to MediaMax Technology Corporation.

(9) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 21,2005 on acquisition of technology from DarkNoise Technologies, Ltd.


(10) Incorporated by reference to Definitive Information Statement on Form 14A filed with the Commission on March 30,2005 on Stockholder Meeting called for April 29,2005.


(11) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on March 30,2005 on non-binding letter of intent to acquire all the outstanding common shares of SunnComm International, Inc.

(12) Agreement Incorporated by reference to our Current Report on Form 8-K filed with the Commission on June 14, 2005 on Plan of Merger among MediaMax Technology Corporation, MMXT Sub, Inc. and SunnComm International Inc.


(13) Incorporated by reference to Registration Statement on Post Effective Amendment number 2 on Form SB-2, filed with the Commission on April 11, 2005.

(14) Incorporated by reference to Registration Statement on Post Effective Amendment number 3 on Form SB-2, filed with Commission on June 30,2005.


(15) Incorporated by reference to Registration Statement on Post Effective Amendment number 4 on Form SB-2, filed with Commission on September 29,2005.

UNDERTAKINGS

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MediaMax Technology Corporation, pursuant to provisions of the State of Nevada or otherwise, MediaMax Technology Corporation has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, United States of America.




Date: November 3, 2005   /s/ William H. Whitmore, Jr.
                         -----------------------------------------------------
                             William H. Whitmore, Jr., Chief Executive Officer


Date: November 3, 2005   /s/ Albert Golusin
                         -----------------------------------------------------
                             Albert Golusin, Chief Financial Officer
                               and Secretary


Date: November 3, 2005   /s/ Wade P. Carrigan
                         -----------------------------------------------------
                             Wade P. Carrigan, Director



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